Exhibit 10.12

FLOW CONTROL SUPPLEMENTAL SAVINGS

AND RETIREMENT PLAN

As Amended and Restated effective as of January 1, 2014

2.14	Commission Compensation	6

2.15	Company	6

2.16	Company Credit	6

2.17	Compensation	6

2.18	Compensation Deferral	7

2.19	Disability	7

2.20	Direct Transfer In Participant	7

2.21	Direct Transfer Out Participant	7

2.22	Discretionary Credit	7

2.23	Effective Date	7

2.24	Eligible Employee	7

2.25	Enrollment and Payment Agreement	8

2.26	Exchange Act	8

2.27	Fiscal Year	8

2.28	In-Service Payment	8

2.29	Matching Credit	8

2.30	Maximum Matching Percentage	8

2.31	Measurement Funds	9

2.32	Participant	9

2.33	Payment Date	9

2.34	Plan	9

2.35	Plan Administrator	9

2.36	Plan Year	9

2.37	Responsible Company	9

2.38	Retirement	9

2.39	RSIP	9

2.40	RSIP Election	10

2.41	Unforeseeable Emergency	10

2.42	Separation Date	10

2.43	Separation from Service	10

2.44	Separation Payment	10

2.45	SERP	10

2.46	Spillover Deferrals	10

2.47	Subsidiary Change of Control	10

2.48	Transferred Participant	10

2.49	Valuation Date	10

2.50	Year of Service	11

Article 3 Administration		11

3.1	Plan Administrator	11

Article 4 Eligibility for Participation		11

4.1	Current Eligible Employees	11

4.2	Future Employees	11

4.3	Prior Eligible Employees	11

4.4	Employees Acquired in Mergers and Acquisitions	12

Article 5 Basic Deferral Participation		12

5.1	Election to Participate	12

5.2	Amount of Deferral Election	12

5.3	Deferral Limits	13

5.4	Period of Commitment	13

5.5	Vesting of Compensation Deferrals	13

Article 6 Spillover Participation/Matching, Company and Discretionary Credits		13

6.1	Spillover Election	13

6.2	Matching Credits	13

6.3	Company Credits	14

6.4	Discretionary Credits	14

6.5	Vesting of Matching, Company and Discretionary Credits	15

Article 7 Participant Account		15

7.1	Establishment of Account	15

7.2	Earnings (or Losses) on Account	15

7.3	Valuation of Account	16

7.4	Statement of Account	16

7.5	Payments from Account	16

7.6	Separate Accounting	16

Article 8 Payments to Participants		16

8.1	Annual Election	16

8.2	Change in Election	17

8.3	Cash-Out Payments	17

8.4	Death or Disability Benefit	17

8.5	Valuation of Payments	17

8.6	Unforeseeable Emergency	17

8.7	Compensation Deferral Cancellation	18

8.8	Withholding Taxes	18

8.9	Effect of Payment	18

8.10	Aggregation of Account Balance Plans	18

Article 9 Claims Procedures		18

9.1	Claim	18

9.2	Claim Decision	18

9.3	Request for Review	19

9.4	Review of Decision	19

Article 10 Miscellaneous		19

10.1	Protective Provisions	19

10.2	Inability to Locate Participant or Beneficiary	19

10.3	Designation of Beneficiary	19

10.4	No Contract of Employment	20

10.5	No Limitation on Company Actions	20

10.6	Obligations to Company	20

10.7	No Liability for Action or Omission	20

10.8	Nonalienation of Benefits	20

10.9	Liability for Benefit Payments	21

10.10	Flow Control Guarantee	21

10.11	Unfunded Status of Plan	21

10.12	Forfeiture for Cause	22

10.13	Governing Law	22

10.14	Severability of Provisions	22

10.15	Headings and Captions	22

10.16	Gender, Singular and Plural	22

10.17	Notice	22

10.18	Amendment and Termination	22

10.19	Delay of Payment for Specified Employees	23

Exhibit A	Participants and Beneficiaries Under the Plan Spun Off as Result of the 2012 Separation	A-1

Exhibit B	Tyco Supplemental Savings and Retirement Plan Amended and Restated as of January 1, 2005	B-1

Exhibit C	Tyco Deferred Compensation Plan Effective April 1, 1994, as Amended Through May 2003	C-1

Exhibit D	Tyco Supplemental Executive Retirement Plan Frozen as of December 31, 2004	D-1

FLOW CONTROL SUPPLEMENTAL SAVINGS AND

RETIREMENT PLAN

ARTICLE 1

EFFECTIVE DATE AND PURPOSE

1.1 Background. On March 27, 2012 Tyco International Ltd. (“TIL”) entered into a transaction whereby the public shareholders of TIL would be issued stock dividends consisting of the common stock of The ADT Corporation (“ADT”) and Tyco Flow Control International Ltd. (“Flow Control”) as of the September 28, 2012 separation date, as described in the Form 10 filed by ADT with the SEC on April 10, 2012, and the Forms S-1 and S-4 filed by Flow Control with the SEC on May 8, 2012 (the transaction, the “2012 Separation”). TIL, Flow Control, and ADT entered into a Separation and Distribution Agreement, a form of which is attached as Exhibit 2.2 to the Form 8-K filed by TIL on March 30, 2012 (the “Separation Agreement”), and TIL and ADT entered into a Separation and Distribution Agreement, a form of which was attached to the DEFM14A filed on August 3, 2012 to effect the 2012 Separation. As a result of the 2012 Separation, TIL, Flow Control, and ADT are no longer members of the same controlled group of corporations.

Effective September 28, 2012, Tyco International Management Company, LLC (“TIMCO”) merged the TYCO SERP (as defined below) into the TYCO SSRP (as defined below) and named the resulting plan the Tyco Supplemental Savings and Retirement Plan (the “TYCO Plan”). The purpose of such merger was to combine the TYCO SERP and the TYCO SSRP into one plan document for administrative convenience, and was not intended to change the terms of either plan, or to create new or duplicate benefits. In accordance with the Separation Agreement and immediately after the 2012 Separation, TIMCO spun-off a portion of the TYCO Plan designated by TIL to Tyco Valves & Controls, Inc., which was subsequently renamed Pentair Valves & Controls, Inc. (the “Company”). The spun-off portion of the TYCO Plan represented the assets and liabilities of Participants and Beneficiaries related to the TYCO SSRP and the TYCO SERP under the Plan as set forth on Exhibit A (the “Transferred Amounts”). Effective as of September 28, 2012, the Company adopted this Flow Control Supplemental Savings and Retirement Plan (the “Plan”) to (i) accept the assets and liabilities of participants and beneficiaries of the TYCO Plan spun-off to Flow Control as set forth on Exhibit A and (ii) to provide benefits to Participants as set forth herein.

1.2 TYCO Supplemental Retirement Plan Prior to 2012 Separation. Prior to the 2012 Separation, Tyco International (US) Inc. (predecessor to Tyco International Management Company) established and maintained the Tyco International (US) Supplemental Executive Retirement Plan (the “TYCO SERP”). The TYCO SERP provided certain of the key employees of Tyco International (US) Inc. and the key employees of its parents, subsidiaries and affiliates with benefits intended to make up for amounts that could not be contributed on their behalf as matching contributions under the Tyco International (US) Inc. Retirement Savings and Investment Plan (“TYCO RSIP”) due to certain restrictions applicable under the Internal Revenue Code of 1986, as amended. The TYCO SERP was frozen as of December 31, 2004; benefits accrued under that plan up until December 31, 2004 and no further benefits accrued under the TYCO SERP from and after December 31, 2004. Benefits accrued under the TYCO SERP remain payable in accordance with the terms of the TYCO SERP. Effective January 1, 2009, the name of the SERP was changed to the Supplemental Executive Retirement Plan and the SERP was amended in order to comply with the provisions of Code Section 409A and regulations thereunder.

TYCO Deferred Compensation Plan. TME Management Corp. adopted the Tyco Deferred Compensation Plan, effective April 1, 1994, to allow a select group of key management or other highly compensated employees of the Company and its parents, affiliates and subsidiaries to defer the receipt of compensation that would otherwise be payable to them. TME Management Corp. amended and restated the Tyco Deferred Compensation Plan, effective as of January 1, 2005, to (i) rename it the Tyco Supplemental Savings and Retirement Plan (the “TYCO SSRP”), (ii) change certain of the TYCO SSRP’s provisions applicable to future deferred compensation elections, and (iii) provide for additional benefits intended to make up for contributions that could not be made under the Tyco International (US) Inc. Retirement Savings and Investment Plan for the benefit of certain key employees due to certain restrictions applicable under the Code.

Sponsorship of the TYCO SSRP was transferred from TME Management Corp. to Citrine Management Corp., effective as of September 30, 2006. The name of Citrine Management Corp. was subsequently changed to Tyco International Management Company (“TIMCO Corp.”), effective as of February 8, 2007. TIMCO Corp. amended and restated the TYCO SSRP, effective as of January 1, 2008, to conform the TYCO SSRP to the requirements of Code Section 409A and the regulations and rulings promulgated thereunder and to incorporate certain amendments to the TYCO SSRP that were adopted since the TYCO SSRP’s last restatement. TIMCO Corp. again amended and restated the SSRP effective January 1, 2009 (the “2009 SSRP”). Sponsorship of the TYCO SSRP was transferred from TIMCO Corp. to TIMCO in 2010.

1.3 January 1, 2014 Restatement. Effective as of January 1, 2014, the Company is amending and restating the Plan to freeze participation and permit no new deferrals of compensation, reflect the current name of the Company, and make other administrative changes. No new deferrals are permitted on or after January 1, 2014, except for Compensation Deferrals relating to Bonus Compensation earned for the 2013 Fiscal Year, Spillover Deferrals relating to the 2013 Plan Year and Matching Credits or other Company Credits under Article VI that are made with respect to the 2013 Plan Year.

1.4 Terms and Conditions for Transferred Amounts. All Transferred Amounts are subject to the terms of the Plan. Specifically, the Plan shall apply as follows:

(i) 2009 Deferrals. The provisions of this Plan shall apply to (i) any Transferred Amounts related to Base Salary Deferrals, Spillover Deferrals, Matching Credits, Company Credits and Discretionary Credits for Plan Years under the TYCO Plan beginning on or after January 1, 2009, including amounts related to the Plan Year beginning on January 1, 2012 of the TYCO Plan, (ii) Bonus Compensation Deferrals under the TYCO Plan for Fiscal Years beginning on or after September 29, 2008, under the TYCO Plan, and (iii) any earnings credited thereon (collectively the “2009 Deferrals”).

(ii) 2005 – 2008 Deferrals. The applicable provisions of Tyco Supplemental Savings and Retirement Plan, amended and restated as of January 1, 2005 (attached as Exhibit B) and the applicable Participant elections thereunder shall apply to the Transferred Amounts related to deferrals prior to the 2009 Deferrals and on or after January 1, 2005.

(iii) Pre 2004 Deferrals. Transferred Amounts related to deferrals made prior to January 1, 2005, and earnings thereon, shall continue to be administered in accordance with the terms of the Tyco Deferred Compensation Plan effective April 1, 1994 amended through May 2003 (attached as Exhibit C) and with any elections made thereunder.

(iv) TYCO SERP Transferred Amounts. The applicable provisions, including the payment of benefits, of the TYCO SERP (attached as Exhibit D) which was frozen as of December 31, 2004 shall apply to the Transferred Amounts related to amounts accrued pursuant to the TYCO SERP (subject to any changes made in such terms for benefits not vested as of December 31, 2004 in order to comply with the provisions of Code Section 409A and regulations thereunder).

1.6 Post December 31, 2012 Deferrals. The provisions of this Plan shall apply to (i) Base Salary Deferrals, Spillover Deferrals, Matching Credits, Company Credits, and Discretionary Credits, and such items made for Plan Years beginning after December 31, 2012, (ii) Bonus Compensation Deferrals for Fiscal Years beginning on or after the Separation Date, and (iii) any earnings credited to after the Separation Date. However, no additional deferrals shall be permitted beginning with the 2014 Plan Year, except for Compensation Deferrals relating to Bonus Compensation earned for the 2013 Fiscal Year, Spillover Deferrals relating to the 2013 Plan Year and Matching Credits or other Company Credits under Article VI that are made with respect to the 2013 Plan Year.

1.7 Top-Hat Status. The Company intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code, and administered as a non-qualified, “top hat” plan exempt from the substantive requirements of the Employee Retirement Income Security of 1974, as amended (“ERISA”).

1.8 Compliance with Code Section 409A. The terms of the Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Code Section 409A and regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or the regulations promulgated thereunder.

ARTICLE 2

DEFINITIONS

For ease of reference, the following definitions will be used in this Plan:

2.1 Account. “Account” means the account maintained on the books of the Company used solely to calculate the amount payable to each Participant who deferred Compensation under this Plan or is otherwise entitled to a benefit under Article VI and shall not constitute a separate fund of assets.

2.2 Administrative Error Correction. “Administrative Error Correction” means the discretion used by the Plan Administrator to permit an Administrative Error to be corrected by allowing the affected Eligible Employee or Participant’s Enrollment and Payment Agreement to be processed as soon as practicable after December 31 (and any related payroll discrepancy to be corrected). Such processing and correction shall only be allowed to the extent permitted under Code Section 409A and the regulations and rulings promulgated thereunder. “Administrative Error” means (i) an error by an Eligible Employee or Participant to file an Enrollment and Payment Agreement, or any other similar action, following a good faith attempt, or (ii) the failure of the Plan Administrator to properly process an Eligible Employee or Participant’s Enrollment and Payment Agreement.

2.3 Affiliated Company. “Affiliated Company” shall mean (a) a corporation which, together with the Company, is a member of a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company, (c) a corporation, partnership or other entity which, together with the Company, is a member of an affiliated service group (as defined in Section 414(m) of the Code), (d) an organization which is required to be aggregated with the Company pursuant to regulations promulgated under Section 414(o) of the Code, or (e) any service recipient or employer that is within a controlled group of corporations with the Company as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears or is with the Company as part of a group of trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. Section 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E) and Section 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.

2.4 Annual Enrollment Period. “Annual Enrollment Period” shall mean the time beginning on a date specified by the Plan Administrator and ending on or before the December 15 immediately preceding the Plan Year for which such enrollment is effective. Such Annual Enrollment Period may be extended in the sole discretion of the Plan Administrator, but in no event shall such extension be later than the December 31 immediately preceding the first day of the Plan Year for which such enrollment is effective.

2.5 Base Salary. “Base Salary” means the annual rate of base salary paid to each Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation.

2.6 Base Salary Deferral. “Base Salary Deferral” means that portion of Base Salary as to which a Participant has made an election to defer receipt pursuant to Article V.

2.7 Beneficiary(ies). “Beneficiary” or “Beneficiaries” means the person or persons designated by the Participant to receive payments under this Plan in the event of the Participant’s death as provided in Section 10.3.

2.8 Board. “Board” means the Board of Directors of the Company.

2.9 Bonus Compensation. “Bonus Compensation” means any annual performance- based cash bonus or incentive compensation payable to a Participant as of any date of reference, including the Raychem HTS Bonus Plan, before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Bonus Compensation shall not include (i) any special, quarterly, or one-time bonus payment, (ii) any bonus payment earned and paid in the same fiscal year; (iii) any amount paid under any equity incentive plan (other than the Annual Performance Bonus paid under the Flow Control 2012 Stock and Incentive Plan) or successor plan or (iv) any bonus payment paid after Separation from Service.

2.10 Bonus Compensation Deferral. “Bonus Compensation Deferral” means that portion of Bonus Compensation as to which a Participant has made an election to defer receipt pursuant to Article V.

2.11 Cause. “Cause” means a Participant’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) violation of any fiduciary duty owed to the Company, (iii) conviction of a felony or misdemeanor, (iv) dishonesty, (v) theft, (vi) violation of Company rules or policy, or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company and its employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause. Examples of “Cause” may include, but are not limited to, excessive absenteeism, misconduct, insubordination, violation of Company policy, dishonesty, and deliberate unsatisfactory performance (e.g., Employee refuses to improve deficient performance).

2.12 Change of Control. “Change of Control” means any of the following events:

(i) any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (i) Pentair or any subsidiary company (wherever incorporated) of Pentair(a “Subsidiary”) or (ii) any employee benefit plan of Pentair or any Subsidiary (or any person or entity organized, appointed or established by Pentair for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of Pentair), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of Pentair representing more than 30 percent of the combined voting power of Pentair’s then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by Pentair;

(ii) persons who, as of the Effective Date, constitute the Board of Directors of Pentair (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of Pentair subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors;

but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Pentair Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Pentair Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent of the assets of Pentair (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of Pentair immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns Pentair or all or substantially all of Pentair’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of Pentair; or

(iv) approval by the stockholders of Pentair of a complete liquidation or dissolution of Pentair.

2.13 Code. “Code” means the Internal Revenue Code of 1986, as amended (and any regulations thereunder).

2.14 Commission Compensation. “Commission Compensation” means any commission earned by a Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation.

2.15 Company. “Company” means Pentair Valves & Controls, Inc., formerly known as Tyco Valves & Controls, Inc. (which is referred to herein as “TVC”), a Texas corporation, and where the context so requires, its parents, subsidiaries, affiliates and successors. Also, where the context so requires, “Company” used in reference to a Participant means the specific entity that is considered the Company as defined herein that employs the Participant at any relevant time.

2.16 Company Credit. “Company Credit” means an amount credited by the Company for the benefit of a Participant pursuant to Section 6.3.

2.17 Compensation. “Compensation” means an Eligible Employee’s (i) Base Salary as in effect from time to time during a Plan Year and (ii) Commission Compensation earned during a Plan Year, and (iii) Bonus Compensation earned for an applicable Fiscal Year. For purposes of determining a Participant’s Company Credits under Section 6.3 and Discretionary Credits under Section 6.4 for any Plan Year, Compensation shall include only Base Salary, Bonus Compensation and Commission Compensation actually paid to the Participant during such Plan Year. For purposes of Spillover Deferral elections under Section 6.1, Compensation shall not include Commission Compensation. In no event shall any of the following items be treated as Compensation hereunder: (i) Payments from this Plan or any other Company nonqualified deferred compensation plan; (ii) income from the exercise of non-qualified stock options, from the disqualifying disposition of incentive stock options, or realized upon vesting of restricted stock or the delivery of shares in respect of restricted stock units (or other similar items of income related to equity compensation grants or exercises); (iii) reimbursement for moving expenses or other relocation expenses; (iv) mortgage interest differentials; (v) payment for reimbursement of taxes; (vi) international assignment premiums, allowances or other reimbursements; (vii) any special, quarterly, or one-time bonus payments; (viii) any bonus payments earned and paid in the same Fiscal Year; and (ix) any other payments as determined by the Plan Administrator in its sole discretion prior to the beginning of any Plan Year or Fiscal Year.

2.18 Compensation Deferral. “Compensation Deferral” means that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt pursuant to Article V or Section 6.1. A Participant’s Compensation Deferral may consist of Base Salary Deferrals, Bonus Compensation Deferrals, Spillover Deferrals, or a combination, as applicable to the Participant.

2.19 Disability. “Disability” means that a Participant either (i) has been determined to be eligible for Social Security disability benefits or (ii) is eligible to receive benefits under the Company’s long-term disability program as in effect at the time of disability.

2.20 Direct Transfer In Participant. “Direct Transfer In Participant” means an employee who (i) begins employment with the Company after the Effective Date and on or prior to December 31, 2012, (ii) immediately prior to beginning employment with the Company was an employee of a Direct Transfer Employer and (iii) participated in the Direct Transfer Employer’s Supplemental Savings and Retirement Plan that was or was spun off from the Tyco Supplemental Savings and Retirement Plan pursuant to the Separation Agreement. A Direct Transfer In Participant shall receive credit for Years of Service for all purposes under this Plan, including vesting in Company and Matching Credits, for years of service under the plan in which the employee participated with a Direct Transfer Employer.

2.21 Direct Transfer Out Participant. “Direct Transfer Out Participant” means a Participant who after the Effective Date and on or prior to December 31, 2012, terminates employment with the Company and immediately thereafter begins employment with a Direct Transfer Employer or an affiliate of such.

2.22 Discretionary Credit. “Discretionary Credit” means any amount credited to a Participant’s Account under Section 6.4.

2.23 Effective Date. “Effective Date” means September 28, 2012.

2.24 Eligible Employee. “Eligible Employee” for all purposes under this Plan other than eligibility for a Company Credit under Section 6.3 includes any employee of the Company who is (i) a U.S. citizen or a resident alien permanently assigned to work in the United

States, (ii) paid on the United States payroll (other than Puerto Rico), (iii) either (a) subject to the requirements of Section 16(a) of the Exchange Act, (b) included in career bands 1, 2 and 3 of the Company’s pay scale, or (c) included in career band 4 of the Company’s pay scale and nominated by the Company for participation in this Plan, (iv) expected to be paid a Base Salary for the next relevant Plan Year for which the individual is completing an Enrollment and Payment Agreement that equals or exceeds the “highly compensated employee” dollar threshold under Section 414(q)(1)(B) in effect during the Plan Year in which the individual enrolls and (v) has management responsibility; provided that there shall be no new Eligible Employees after December 31, 2013. Solely for purposes of determining eligibility for Company Credits under Section 6.3, “Eligible Employee” includes any employee of the Company who meets the requirements set forth in (i) and (ii) above and who, for a relevant Plan Year, is paid Compensation in excess of the limitation on includible compensation under Section 401(a)(17) of the Code. Notwithstanding the foregoing, employees eligible to participate in any “Non-US TVC Retirement Plan” shall not be Eligible Employees for purposes of this Plan. A “Non-US TVC Retirement Plan” is defined as any pension or retirement plan, program or scheme established outside the US that is either, as applicable, sponsored by a non-US TVC Affiliated Company or is mandated by a governmental body or under the terms of a bargaining agreement and shall include any termination or retirement indemnity program and the national social security arrangements in Italy, Portugal and Spain, but shall exclude national social security arrangements in any other country.

2.25 Enrollment and Payment Agreement. “Enrollment and Payment Agreement” means the authorization form that an Eligible Employee files with the Plan Administrator to elect a Compensation Deferral under this Plan for a Plan Year, and/or to elect the timing and form of distribution for Company Credits or Discretionary Credits for a Plan Year.

2.26 Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.27 Fiscal Year. “Fiscal Year” means the Company’s fiscal year, which is the 52- or 53-week period ending on the Friday nearest September 30 of each calendar year. There shall be a short fiscal year of September 28, 2012 through December 31, 2012, and thereafter the “Fiscal Year” means the Company’s fiscal year, which is the calendar year.

2.28 In-Service Payment. “In-Service Payment” has the meaning set forth in Section 8.1.

2.29 Matching Credit. “Matching Credit” means an amount credited to a Participant’s Account under Section 6.2.

2.30 Maximum Matching Percentage. “Maximum Matching Percentage” for any Plan Year means the maximum matching contribution percentage available under the RSIP for such Plan Year (disregarding any limit on the amount of matching contributions to the RSIP imposed as a result of the operation of the limitations in Sections 401(a)(17), 402(g) or 415(c) of the Code, or any other limit imposed by this Plan or the Plan Administrator in its sole discretion); provided, that for any Participant who is employed by Pentair or a Pentair business unit, the Maximum Matching Percentage hereunder for any Plan Year shall be the maximum matching contribution percentage applicable to such Participant under the plan formula of the RSIP in which he or she participates.

2.31 Measurement Funds. “Measurement Funds” means one or more of the independently established funds or indices that are identified by the Plan Administrator. These Measurement Funds are used solely to calculate the earnings that are credited to each Participant’s Account(s) in accordance with Article VII below, and do not represent any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Measurement Fund shall be made by the Plan Administrator in its reasonable discretion. Measurement Funds may be replaced, new funds may be added, or both, from time to time in the discretion of the Plan Administrator; provided, that if the Measurement Funds hereunder correspond with funds available for investment under the RSIP, then, unless the Plan Administrator otherwise determines in its discretion, any addition, removal or replacement of investment funds under the RSIP shall automatically result in a corresponding change to the Measurement Funds hereunder.

2.32 Participant. “Participant” means any employee who satisfies the eligibility requirements set forth in Article IV and a Direct Transfer In Participant. In the event of the death or incompetency of a Participant, the term means his or her personal representative or guardian.

2.33 Payment Date. “Payment Date” means the time period beginning on March 1 and ending on March 15 in each respective Plan Year.

2.34 Pentair. “Pentair” means Pentair, Ltd. or any successor thereto, by operation of law or otherwise.

2.35 Plan. “Plan” means the Flow Control Supplemental Savings and Retirement Plan, as amended and restated as set forth herein, and as amended from time to time hereafter.

2.36 Plan Administrator. “Plan Administrator” means, prior to January 1, 2014, the administrative committee appointed by the Company to manage and administer this Plan (or, where the context so requires, any delegate of the Plan Administrator). Effective as of January 1, 2014, “Plan Administrator” means the “Committee” as defined in the Pentair, Inc. Non-Qualified Deferred Compensation Plan (which is the committee comprised of the Senior Vice President of Human Resources, Vice President of Compensation and Benefits, and Vice President of Treasury and Tax of Pentair, Inc.).

2.37 Plan Year. “Plan Year” means the 12 month period beginning on each January 1 and ending on the following December 31.

2.38 Responsible Company. “Responsible Company” has the meaning assigned to that term in Section 10.9.

2.39 Retirement. “Retirement” means Separation from Service (other than for Cause) (i) after attaining age 55 and (ii) with a combination of age and Years of Service at separation totaling at least sixty.

2.40 RSIP. “RSIP” means the Flow Control Retirement Savings and Investment Plans (or any successor plan) applicable to a Participant. Effective January 1, 2014, the RSIP was merged with and into the Pentair, Inc. Retirement Savings and Stock Incentive Plan and accordingly, on and after January 1, 2014, references herein to the RSIP mean such Pentair plan.

2.41 RSIP Election. “RSIP Election” means the percentage of the Participant’s compensation that he or she has elected to contribute on a pre-tax basis to the RSIP for a Plan Year, determined at the beginning of such Plan Year.

2.42 Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant or the Participant’s spouse, Beneficiary or dependents within the meaning of Code Section 409A(a)(2)(B)(ii) and the regulations and rulings promulgated thereunder.

2.43 Separation Date. “Separation Date” means the last day of a Participant’s active employment with the Company before incurring a Separation from Service without regard to any compensation continuation arrangement, as determined by the Plan Administrator in its sole discretion.

2.44 Separation from Service. “Separation from Service” or “Separates from Service” means a Participant’s separation from service with the Company within the meaning of Code Section 409A and the regulations and rulings promulgated thereunder. A Separation from Service occurs when the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of services the Participant would perform after such date would permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period. Additionally, a Separation from Service occurs with respect to Employees who experience a Subsidiary Change of Control, even if such Employees remain employed by the affected subsidiary following the Subsidiary Change of Control.

2.45 Separation Payment. “Separation Payment” has the meaning set forth in Section 8.1.

2.46 SERP. “SERP” means the Tyco Supplemental Executive Retirement Plan.

2.47 Spillover Deferrals. “Spillover Deferrals” means Compensation Deferrals credited to the Account of a Participant as a result of an election made for a Plan Year by such Participant in accordance with the terms of Section 6.1.

2.48 Subsidiary Change of Control. “Subsidiary Change of Control” means a change of control within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), whereby any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of such corporation.

2.49 Transferred Participant. “Transferred Participant” means an individual Participant described in as set forth in Section 4.1.

2.50 Valuation Date. “Valuation Date” means February 28 for distributions paid on the Payment Date. If February 28 is not a business day on which the New York Stock Exchange is open, the Valuation Date shall be the first prior business day on which the New York Stock Exchange is open. For distributions that are paid after the Payment Date either due to the delay for specified employees set forth in Section 10.19 or due to an administrative error that is corrected within the same Plan Year, the Valuation Date shall be the date immediately prior to the date that the distributions are processed.

2.51 Year of Service. “Year of Service” means a Year of Service as determined under the RSIP.

ARTICLE 3

ADMINISTRATION

3.1 Plan Administrator. This Plan shall be administered by the Plan Administrator, which shall have full discretionary power and authority to interpret this Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of this Plan and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under this Plan. All decisions and determinations by the Plan Administrator shall be final and binding on the Company, Participants, Beneficiaries and any other persons having or claiming an interest hereunder.

ARTICLE 4

ELIGIBILITY FOR PARTICIPATION

4.1 Current Eligible Employees. Any Eligible Employee who immediately prior to the Effective Date (i) had a current Compensation Deferral in effect under the TYCO Plan, or (ii) was entitled to a Company Credit or a Discretionary Credit under the TYCO Plan for the TYCO Plan Year that includes the Separation Date and who is set forth on Exhibit A shall be deemed a Participant as of the Effective Date (a “Transferred Participant”). An individual shall remain a Participant until that individual has received full payment of all amounts credited to the Participant’s Account. In addition, a Direct Transfer In Participant shall be a Participant upon commencing employment with the Company.

4.2 Future Employees. Prior to January 1, 2014, any future Eligible Employee was eligible to become a Participant for the first full pay period following the date on which he made an initial election to participate (subject to any limitations set forth herein).

4.3 Prior Eligible Employees. Prior to January 1, 2014, any Eligible Employee who incurred a Separation from Service from the Company or who elected to cancel his or her Compensation Deferral election pursuant to the reasons set forth in Section 8.7 of this Plan and who previously participated in the Plan will be eligible to become a Participant during the Annual Enrollment Period immediately following the Prior Eligible Employee’s date of re-employment or date of Compensation Deferral cancellation.

No Eligible Employee may become a Participant pursuant to this Section 4.3 on or after January 1, 2014.

4.4 Employees Acquired in Mergers and Acquisitions. In the event that, prior to January 1, 2014, an individual became an employee of the Company due to a merger or acquisition, such Employee was not eligible to participate in this Plan until such time that participation was approved by the Company via amendment of this Plan, corporate resolution or pursuant to the terms of the applicable purchase agreement, even if such employee was hired by the Company and would otherwise have been eligible to participate in this Plan.

ARTICLE 5

BASIC DEFERRAL PARTICIPATION

5.1 Election to Participate.

(i) Election Procedure. An Eligible Employee may elect, by filing an Enrollment and Payment Agreement with the Plan Administrator, a Compensation Deferral with respect to (i) Base Salary payable in a Plan Year and (ii) Bonus Compensation earned for the Fiscal Year that ends within the Plan Year and payable after the close of such Fiscal Year. Such Enrollment and Payment Agreement may be filed by such method as may be established by the Plan Administrator, including electronically. Enrollment and Payment Agreements for all such Compensation Deferrals for a Plan Year (or the Fiscal Year that ends in such Plan Year) must be filed with the Plan Administrator during the Annual Enrollment Period. An individual who first becomes an Eligible Employee in any Plan Year (other than Prior Eligible Employees) may file an initial partial-year Enrollment and Payment Agreement, no later than 30 days after first becoming an Eligible Employee, which shall be applicable to Base Salary payable for the remainder of such Plan Year (but only for pay periods following the filing of such election). The Enrollment and Payment Agreement under the TYCO Plan for a Transferred Participant related to a Compensation Deferral related to Base Salary or Bonus compensation shall remain in effect as of the Effective Date under the terms of this Plan.

(ii) Mid-Year Election for Eligible Employees. An individual who first becomes an Eligible Employee on or after December 1 of any Plan Year but prior to December 31 of such Plan Year may file an initial Enrollment and Payment Agreement, no later than such December 31, which shall be applicable to Base Salary for the next Plan Year and/or Bonus Compensation earned for the Fiscal Year that ends within the next Plan Year and payable after the close of such Fiscal Year.

(iii) Administrative Error. Notwithstanding the foregoing, to the extent necessary, the Plan Administrator may permit an Administrative Error Correction.

(iv) No Deferrals for Plan Years After 2013. Notwithstanding anything to the contrary in the Plan, no deferral elections may be made with respect to Compensation earned in Plan Years after 2013.

5.2 Amount of Deferral Election. Pursuant to each Enrollment and Payment Agreement for a Plan Year a Participant shall irrevocably elect to defer as a whole percentage: (i) up to 50% of his or her Base Salary for the applicable Plan Year (or remainder of the year, as the case may be) and/or (ii) up to 100% of his or her Bonus Compensation (net of required withholding) for the applicable Fiscal Year.

5.3 Deferral Limits. The Plan Administrator may change the minimum or maximum deferral percentages from time to time. Any such limits shall be communicated by the Plan Administrator prior to the due date for the Enrollment and Payment Agreement. Amounts deferred under this Plan will not constitute compensation for any Company-sponsored qualified retirement plan.

5.4 Period of Commitment. A Participant’s Enrollment and Payment Agreement as to a Compensation Deferral shall remain in effect only for the immediately succeeding Plan or Fiscal Year (or the remainder of the current year, as applicable), unless otherwise allowed by the Plan Administrator in its sole discretion; provided, however, that nothing herein gives the Plan Administrator the authority to suspend Compensation Deferrals made pursuant to an Enrollment and Payment Agreement other than for Disability or an Unforeseeable Emergency (as determined by the Plan Administrator in accordance with Section 8.6 herein).

5.5 Vesting of Compensation Deferrals. Compensation Deferrals, and earnings credited thereon, shall be 100% vested at all times (subject to Section 10.11).

ARTICLE 6

SPILLOVER PARTICIPATION/MATCHING,

COMPANY AND DISCRETIONARY CREDITS

6.1 Spillover Election. Any Eligible Employee may elect to make Spillover Deferrals for a Plan Year prior to 2014. Such election may be made by filing an Enrollment and Payment Agreement with the Plan Administrator during the Annual Enrollment Period. Such election shall be deemed an irrevocable commitment by such Participant to defer hereunder a percentage of his or her periodic Compensation equal to the Participant’s RSIP Election for such Plan Year, with such deferrals commencing at the time the Participant’s pre-tax RSIP contributions are suspended for the Plan Year as the result of the imposition of any limitations in Sections 401(a)(17), 402(g) or 415(c) of the Code, or any other limit imposed by this Plan, RSIP or the Plan Administrator in its sole discretion) and continuing for the remainder of the Plan Year; provided, that a Participant who elects to make Spillover Deferrals will be deemed to have made a commitment to maintain his or her RSIP Election in effect for the entire Plan Year (up to the time of such suspension) without change. Notwithstanding the foregoing, to the extent necessary, the Plan Administrator may permit an Administrative Error Correction. The Enrollment and Payment Agreement under the TYCO Plan for a Transferred Participant relating to a Spillover Election shall remain in effect as of the Effective Date under the terms of this Plan.

6.2 Matching Credits. An Eligible Employee who has elected to make Compensation Deferrals for a Plan Year shall receive Matching Credits, equal to the Participant’s Maximum Matching Percentage multiplied by (i) the dollar amount of the Participant’s Compensation Deferrals under Section 5.1 for such Plan Year on Compensation up to the applicable annual dollar limitation set forth in Section 401(a)(17) of the Code, and (ii) the amount of Compensation for such Plan Year from which Spillover Deferrals (if any) are made under Section 6.1 (disregarding any such Compensation that exceeds the applicable annual dollar limitation set forth in Section 401(a)(17) of the Code). Matching Credits shall be credited to a Participant’s Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually.

6.3 Company Credits. A Participant who is an Eligible Employee for purposes of this Section 6.3 for any Plan Year prior to 2014 shall receive Company Credits for such Plan Year in an amount equal to the Participant’s Maximum Matching Percentage for such Plan Year multiplied by the Participant’s Compensation in excess of the annual dollar limitation set forth in Section 401(a)(17) of the Code for such Plan Year. Company Credits shall be credited to a Participant’s Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually, as of the last day of a Plan Year. A Participant who has elected to make Compensation Deferrals for a Plan Year, and who receives a Company Credit for such Plan Year, shall have the portion of his Account attributable to such Company Credit, if vested, distributed as specified in his Enrollment and Payment Agreement for such Plan Year. A Participant who has not elected to make Compensation Deferrals for a Plan Year, but who receives a Company Credit for such Plan Year, shall file with the Plan Administrator an Enrollment and Payment Agreement as soon as practical (but no later than 30 days) after becoming eligible for such Company Credit, electing the timing and form of payment of the portion of the Participant’s Account attributable to such Company Credit, if vested. If such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his Account attributable to such Company Credit paid (if vested) as an In-Service Payment in a single lump-sum in the fifth Plan Year following the Plan Year for which each such Company Credit was received. For Plan Years beginning after December 31, 2012, if such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his Account attributable to such Company Credit earned after December 31, 2012, paid (if vested) as a Separation Payment in a single lump sum.

6.4 Discretionary Credits. A Participant who is an Eligible Employee for any Plan Year prior to 2014 may receive a Discretionary Credit for such Plan Year. Such credit shall be in such amount as may be determined by the Company in its sole discretion, and shall be credited to the Participant’s Account at such time or times as may be determined by the Company in its sole discretion. A Participant who has elected to make Compensation Deferrals for a Plan Year, and who receives a Discretionary Credit for such Plan Year, shall have the portion of his Account attributable to such Discretionary Credit (if vested) distributed as specified in his Enrollment and Payment Agreement for such Plan Year. A Participant who has not elected to make Compensation Deferrals for a Plan Year, but who receives a Discretionary Credit for such Plan Year, shall file with the Plan Administrator an Enrollment and Payment Agreement as soon as practical (but no later than 30 days) after becoming eligible for such Discretionary Credit, electing the timing and form of payment of the portion of the Participant’s Account attributable to such Discretionary Credit (if vested). For Discretionary Credits earned under the Tyco Plan prior to January 1, 2012, if such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his Account attributable to such Discretionary Credit paid (if vested) as an In-Service Payment in a single lump sum in the fifth Plan Year following the Plan Year for which each such Discretionary Credit was received. For Plan Years beginning after December 31, 2012, if such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan

Administrator, he or she shall be deemed to have elected to have the portion of his Account attributable to such Discretionary Credit earned after December 31, 2012, for which the Participant does not have in effect an Enrollment and Payment Agreement paid (if vested) as a Separation Payment in a single lump sum.

6.5 Vesting of Matching, Company and Discretionary Credits. Except as otherwise provided below for a Direct Transfer Out Participant, the portion of a Participant’s Account attributable to Matching Credits and Company Credits shall become 100% vested upon the completion of three Years of Service (subject to Section 10.11), the portion of a Participant’s Account attributable to Matching Credits and Company Credits shall become 100% vested upon the completion of three Years of Service (subject to Section 10.11). The portion of a Participant’s Account attributable to Matching Credits and Company Credits shall also become 100% vested (i) if he or she Separates from Service by reason of his or her death, Disability or Retirement, or (ii) upon the occurrence of a Change of Control (other than a Subsidiary Change of Control). The portion of a Participant’s Account attributable to Discretionary Credits shall become 100% vested upon the date and/or upon the occurrence of the event(s) specified by the Company in its sole discretion (subject to Section 10.11). The portion of a Direct Transfer Out Participant’s Account attributable to Matching Contributions and Company Credits shall be 100% vested.

ARTICLE 7

PARTICIPANT ACCOUNT

7.1 Establishment of Account. The Plan Administrator shall establish and maintain an Account with respect to each Participant’s annual Compensation Deferrals, Matching Credits, Company Credits, and/or Discretionary Credits, as applicable. Compensation Deferrals pursuant to Section 5.1 and Spillover Deferrals pursuant to Section 6.1 shall be credited by the Plan Administrator to the Participant’s Account as soon as practicable after the date on which such Compensation would otherwise have been paid, in accordance with the Participant’s election. The Participant’s Account shall be reduced by the amount of payments made to the Participant or the Participant’s Beneficiary pursuant to this Plan, and any forfeitures.

7.2 Earnings (or Losses) on Account. Participants must designate, on an Enrollment and Payment Agreement or by such other means as may be established by the Plan Administrator, the portion of the credits to their Account that shall be allocated among the various Measurement Funds. In default of such designation, credits to a Participant’s Account shall be allocated to one or more default Measurement Funds as determined by the Plan Administrator in its sole discretion. A Participant’s Account shall be credited with all deemed earnings (or losses) generated by the Measurement Funds, as elected by the Participant, on each business day for the sole purpose of determining the amount of earnings to be credited or debited to such Account as if the designated balance of the Account had been invested in the applicable Measurement Fund. Notwithstanding that the rates of return credited to Participant’s Accounts are based upon the actual performance of the corresponding Measurement Funds, the Company shall not be obligated to invest any amount credited to a Participant’s Account under this Plan in such Measurement Funds or in any other investment funds. Upon notice to the Plan Administrator in the manner it prescribes, a Participant may reallocate the Funds to which his or her Account is deemed to be allocated.

7.3 Valuation of Account. The value of a Participant’s Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 7.2, less the amounts theretofore deducted from such Account.

7.4 Statement of Account. The Plan Administrator shall provide or make available to each Participant (including electronically), not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable setting forth the balance standing to the credit of his or her Account.

7.5 Payments from Account. Any payment made to or on behalf of a Participant from his or her Account in an amount which is less than the entire balance of his or her Account shall be made pro rata from each of the Measurement Funds to which such Account is then allocated. If a payment is not made by the designated Payment Date under this Plan, the payment shall be made as soon as administratively practicable, but not later than December 31 of the calendar year in which the designated Payment Date occurs.

7.6 Separate Accounting. If and to the extent required for the proper administration of the vesting or payments provisions of this Plan, the Plan Administrator may segregate a Participant’s Account into sub-accounts on the books and records of this Plan, all of which subaccounts shall, together, constitute the Participant’s Account.

ARTICLE 8

PAYMENTS TO PARTICIPANTS

8.1 Annual Election. Except as otherwise provided in Sections 6.3, 6.4, 8.3 or 8.4, any portion of the Participant’s Account attributable to his or her Compensation Deferrals, vested Matching Credits, vested Company Credits or vested Discretionary Credits for a Plan Year shall be distributed as a payment to be made or to commence following the Participant’s Separation from Service (“Separation Payment”) or as a payment to be made or to commence at a specified date, without reference to the Participant’s Separation from Service (an “In-Service Payment”). Separation Payments and In-Service Payments shall be made in one of the following methods, as elected by the Participant in the Enrollment and Payment Agreement filed with the Plan Administrator for such Plan Year: (i) one lump sum; or (ii) annual installments payable over up to fifteen years. A Separation Payment shall be made, or shall commence, on the Payment Date of the year following the year in which the Participant’s Separation Date occurs. An In-Service Payment shall be made, or shall commence on the Payment Date during the payment year designated by the Participant in the applicable Enrollment and Payment Agreement, which year shall be no earlier than the fifth Plan Year following the Plan Year for which the initial filing of the Enrollment and Payment Agreement was made with respect to that In-Service Payment (provided, that if the Participant Separates from Service before the scheduled payment year for one or more In-Service Payments, such payment shall instead be made, or shall commence, on the Payment Date of the year following the year in which the Participant’s Separation Date occurs).

8.2 Change in Election. Subject to Section 10.19, a Participant may change the payment year and/or the form of an existing In-Service Payment election for a Plan Year by filing a new payment election, in the form specified by the Plan Administrator, at least 12 months prior to the original payment year (in the case of installment payments, the year of the first scheduled installment payment), provided that such new election delays the payment year by at least five years from the original payment year, and provided, further, that such change in election shall not be effective until 12 months from the date it is filed. Notwithstanding the foregoing, no change in the form of payment may accelerate In-Service Payments. No change in payment year or form of payment may be made with respect to a Separation Payment once elected. In addition, a Participant’s reemployment following the commencement of installment payments shall not cause any suspension or interruption in such installment payments.

8.3 Cash-Out Payments. Notwithstanding any election made under Section 8.1 or Section 8.2, if the total value of the Participant’s Account following his or her Separation Date is $17,500 (or such higher amount described in Code Section 402(g)(1)(B) as is then in effect) or less when combined with all “account balance plans,” as described in Section 8.10, then the Plan Administrator may, in its discretion, cause the Participant’s Account to be paid to the Participant immediately in one lump sum.

8.4 Death or Disability Benefit. Upon the death or Disability of a Participant, the Participant or the Participant’s Beneficiary, as applicable, shall be paid the balance in his or her Account in the form of a lump sum payment, with such payment to be made within 90 days of the date of the Participant’s death or Disability. Such payment shall be in an amount equal to the value of the Participant’s Account of the last day of the calendar quarter following the Participant’s death or Disability, with the Measurement Funds being deemed to have been liquidated on that date to make the payment.

8.5 Valuation of Payments. Any lump sum benefit under Sections 8.1 or 8.2 shall be payable in an amount equal to the value of the Participant’s Account (or relevant portion thereof) on the Valuation Date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment. Any lump sum benefit under Section 8.3 shall be payable in an amount equal to the value of the Participant’s Account (or relevant portion thereof) on the date of the payment (or a date as close as practicable to such date), with the Measurement Funds being deemed to have been liquidated on that date to make the payment. The first annual installment payment in a series of installment payments shall be equal to (i) the value of the Participant’s Account (or relevant portion thereof) on the Valuation Date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (ii) the number of installment payments elected by the Participant. The remaining installments shall be paid in an amount equal to (x) the value of such Account (or relevant portion thereof) on the Valuation Date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (y) the number of remaining unpaid installment payments.

8.6 Unforeseeable Emergency. In the event that the Plan Administrator, upon written request of a Participant, determines that the Participant has suffered an Unforeseeable Emergency, the Participant shall be paid from that portion of his or her Account resulting from Compensation Deferrals, within 90 days following such determination, an amount necessary to meet the Unforeseeable Emergency need, after deduction of any and all taxes as may be required pursuant to Section 8.8.

8.7 Compensation Deferral Cancellation. Notwithstanding any other provision of this Plan to the contrary, a Participant may elect to cancel his or her Compensation Deferral election due to a Disability or Unforeseeable Emergency. Following such cancellation, a Participant shall be a Prior Eligible Employee in accordance with Section 4.3 of this Plan and may elect to recommence participation in this Plan, provided that the Participant satisfies the requirements to be an Eligible Employee, on a subsequent Annual Enrollment Date in accordance with Sections 5.1 and 6.1 of this Plan.

8.8 Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any benefits under this Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

8.9 Effect of Payment. The full payment of the applicable benefit under this Article VIII shall completely discharge all obligations on the part of the Company to the Participant (and each Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Beneficiary’s) rights under this Plan shall terminate.

8.10 Aggregation of Account Balance Plans. Pursuant to Treas. Reg. Section 1.409A-1(c)(2), all “account balance plans,” as defined in Treas. Reg. Section 1.409A-1(c)(2)(A)(1)-(2), including this Plan, shall be treated as deferred under a single plan.

ARTICLE 9

CLAIMS PROCEDURES

9.1 Claim. A Participant who believes that he or she is being denied a benefit to which he or she is entitled under this Plan may file a written request for such benefit with the Plan Administrator, setting forth his or her claim for benefits.

9.2 Claim Decision. The Plan Administrator shall reply to any claim filed under Section 9.1 within 90 days of receipt, unless it determines to extend such reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, such reply shall include a written explanation, using language calculated to be understood by the Participant, setting forth:

(i) the specific reason or reasons for such denial;

(ii) the specific reference to relevant provisions of this Plan on which such denial is based;

(iii) a description of any additional material or information necessary for the Participant to perfect his or her claim and an explanation why such material or such information is necessary;

(iv) appropriate information as to the steps to be taken if the Participant wishes to submit the claim for review;

(v) the time limits for requesting a review under Section 9.3 and for review under Section 9.4 hereof; and

(vi) the Participant’s right to bring an action for benefits under Section 502 of ERISA.

9.3 Request for Review. Within 60 days after the receipt by the Participant of the written explanation described above, the Participant may request in writing that the Plan Administrator review its determination. The Participant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Plan Administrator. If the Participant does not request a review of the initial determination within such 60-day period, the Participant shall be barred and estopped from challenging the determination.

9.4 Review of Decision. After considering all materials presented by the Participant, the Plan Administrator will render a written decision, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of this Plan on which the decision is based. The decision on review shall normally be made within 60 days after the Plan Administrator’s receipt of the Participant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Participant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions and the Participant’s right to bring an action for benefits under Section 502 of ERISA. All decisions on review shall be final and shall bind all parties concerned.

ARTICLE 10

MISCELLANEOUS

10.1 Protective Provisions. Each Participant and Beneficiary shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder. If a Participant or Beneficiary refuses to cooperate with the Plan Administrator, the Company shall have no further obligation to the Participant or Beneficiary under this Plan, other than payment of the then-current balance of the Participant’s Accounts in accordance with prior elections and subject to Section 10.11.

10.2 Inability to Locate Participant or Beneficiary. In the event that the Plan Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to Article VIII.

10.3 Designation of Beneficiary. Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person if approved by the Committee in its sole discretion) to receive any payments which may be made under this Plan following the Participant’s death. No Beneficiary designation shall become effective until it is in writing and it is filed with the Plan Administrator. A Beneficiary designation under this Plan may be separate from all other retirement-type plans sponsored by the Company. Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

10.4 No Contract of Employment. Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.5 No Limitation on Company Actions. Nothing contained in this Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

10.6 Obligations to Company. If a Participant becomes entitled to payment of benefits under this Plan, and if at such time the Participant has any outstanding debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributed; provided, however, that such deductions cannot exceed $5,000 in the aggregate.

10.7 No Liability for Action or Omission. Neither the Company nor any director, officer or employee of the Company shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Part A of Plan.

10.8 Nonalienation of Benefits. Except as otherwise specifically provided herein, all amounts payable hereunder shall be paid only to the person or persons designated by this Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall such accounts of a Participant be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any payment from this Plan, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct. Notwithstanding the foregoing, all or a portion of a Participant’s

Account may be awarded to an “alternate payee” (within the meaning of Section 206(d)(3)(K) of ERISA) if and to the extent so provided in a judgment, decree or order that, in the Committee’s sole discretion, would meet the applicable requirements for qualification as a “qualified domestic relations order” (within the meaning of Section 206(d)(3)(B)(i) of ERISA) if this Plan were subject to the provisions of Section 206(d) of ERISA. Such amounts shall be payable to the alternate payee in the form of a lump sum distribution and shall be paid within ninety (90) days following the Plan Administrator’s determination that the order satisfies the requirements to be a “qualified domestic relations order.”

10.9 Liability for Benefit Payments. The obligation to pay or provide for payment of a benefit hereunder to any Participant or his or her Beneficiary shall, at all times, be the sole and exclusive liability and responsibility of the Company that employed the Participant immediately prior to the event giving rise to a payment obligation (the “Responsible Company”). No other Company or parent, affiliated, subsidiary or associated company shall be liable or responsible for such payment, and nothing in this Plan shall be construed as creating or imposing any joint or shared liability for any such payment (other than the Flow Control guarantee set forth in Section 10.10 below). The fact that a Company or a parent, affiliated, subsidiary or associated company other than the Responsible Company actually makes one or more payments to a Participant or his Beneficiary shall not be deemed a waiver of this provision; rather, any such payment shall be deemed to have been made on behalf of and for the account of the Responsible Company.

10.10 Pentair Guarantee. Pentair guarantees the payment by the Responsible Company of any benefits provided for or contemplated under this Plan which either (i) the Responsible Company concedes are due and owing to a Participant or Beneficiary or (ii) finally determined to be due and owing to a Participant or Beneficiary, but which in either case the Responsible Company fails to pay.

10.11 Unfunded Status of Plan. This Plan is intended to constitute an “unfunded” deferred and supplemental retirement compensation plan for Participants, with all benefits payable hereunder constituting an unfunded contractual payment obligation of the Company. Nothing contained in this Plan, and no action taken pursuant to this Plan, shall create or be construed to create a trust of any kind. The Company shall reflect on its books the Participants’ interests hereunder, but no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or other person. A Participant’s right to receive payments under this Plan shall be no greater than the right of an unsecured general creditor of the Company. Except to the extent that the Company determines that a “rabbi” trust may be established in connection with this Plan, all payments shall be made from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment. The Company’s obligations under this Plan are not assignable or transferable except to (i) any corporation or partnership which acquires all or substantially all of the Company’s assets or (ii) any corporation or partnership into which the Company may be merged or consolidated. The provisions of this Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

10.12 Forfeiture for Cause. Notwithstanding any other provision of this Plan, if a Participant Separates from Service for Cause, or if the Plan Administrator determines that a Participant Separates from Service for any other reason had engaged in conduct prior to his or her separation which would have constituted Cause, then the Plan Administrator may determine in its sole discretion that such Participant’s Account under this Plan shall be forfeited and shall not be payable hereunder.

10.13 Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Minnesota to the extent not superseded by federal law, without reference to the principles of conflict of laws.

10.14 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

10.15 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

10.16 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

10.17 Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Plan Administrator, Flow Control Supplemental Savings and Retirement Plan, c/o Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Minneapolis, MN 55416-1259 , or to such other person or entity as the Plan Administrator may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.18 Amendment and Termination. This Plan may be amended, suspended, or terminated at any time by the Plan Administrator or Pentair, Inc. (in whole or in part) in their sole discretion; provided, however, that no such amendment, suspension or termination shall result in any reduction in the value of a Participant’s Account determined as of the effective date of such amendment. In addition, this Plan, and/or the terms of any election made hereunder, may be amended at any time and in any respect by the Plan Administrator or Pentair, Inc. to the extent recommended by counsel in order to conform to the requirements of Code Section 409A and regulations thereunder or to maintain the tax-qualified status of the RSIP. In the event of any suspension or termination of this Plan (or any portion thereof), payment of Participants’ Accounts shall be made under and in accordance with the terms of this Plan and the applicable elections (except that the Plan Administrator may determine, in its sole discretion, to accelerate payments to all Participants if and to the extent that such acceleration is permitted under Code Section 409A and regulations thereunder).

10.19 Delay of Payment for Specified Employees. Notwithstanding any provision of this Plan to the contrary, in the case of any Participant who is a “specified employee” as of the date of such Participant’s Separation from Service within the meaning of Code Section 409A and the regulations and rulings promulgated thereunder, no distribution under this Plan may be made, or may commence, before the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

EXHIBIT A

PARTICIPANTS AND BENEFICIARIES UNDER THE

PLAN SPUN OFF AS RESULT OF THE 2012 SEPARATION

Exhibit A – Page 1

EXHIBIT B

TYCO SUPPLEMENTAL SAVINGS AND RETIREMENT PLAN

Amended and Restated Effective January 1, 2005

ARTICLE I

PURPOSE

1.1 Supplemental Executive Retirement Plan. Tyco International (US) Inc. previously established and maintained the Tyco International (US) Supplemental Executive Retirement Plan (“SERP”). The purpose of the SERP was to provide certain of the key employees of Tyco International (US) Inc. and the key employees of its parents, subsidiaries and affiliates with benefits intended to make up for amounts that could not be contributed on their behalf as matching contributions under the Tyco International (US) Inc. Retirement Savings and Investment Plan (“RSIP”) due to certain restrictions applicable under the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the amendment and restatement of this Plan (as defined below), and in light of the enactment of Code Section 409A, the SERP was frozen as of December 31, 2004; benefits accrued under that plan as of December 31, 2004 will remain payable in accordance with its current terms (subject to any changes made in such terms for benefits not vested as of December 31, 2004 in order to comply with the provisions of Code Section 409A and regulations thereunder), but there will be no further benefit accruals under the SERP from and after December 31, 2004.

1.2 Deferred Compensation Plan. TME Management Corp. adopted the Tyco Deferred Compensation Plan, effective April 1, 1994, to allow a select group of key management or other highly compensated employees of the Company and its parents, affiliates and subsidiaries to defer the receipt of compensation that would otherwise be payable to them. TME Management Corp. hereby amends and restates the Tyco Deferred Compensation Plan, effective as of January 1, 2005, to (i) rename it the Tyco Supplemental Savings and Retirement Plan (“Plan”), (ii) change certain of the Plan’s provisions applicable to future deferred compensation elections, and (iii) provide for additional benefits intended to make up for contributions that cannot be made under the RSIP for the benefit of certain key employees due to certain restrictions applicable under the Code. TME Management Corp. intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code, and administered as a non-qualified, “top hat” plan exempt from the substantive requirements of the Employee Retirement Income Security of 1974, as amended (“ERISA”). The provisions of this Plan as herein amended and restated shall apply to Base Salary Deferrals, Commission Compensation Deferrals, Spillover Deferrals, Matching Credits, Company Credits and Discretionary Credits for Plan Years beginning on or after January 1, 2005, to Bonus Compensation Deferrals for Fiscal Years beginning on or after October 1, 2004, and to any earnings credited thereon. Prior deferrals under the Tyco Deferred Compensation Plan and earnings thereon shall continue to be administered in accordance with the terms of the Tyco Deferred Compensation Plan as in effect prior to this amendment and restatement and with any elections made thereunder.

Exhibit B – Page 1

1.3 Compliance with Code Section 409A. The terms of this Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Code Section 409A and regulations and rulings thereunder.

ARTICLE II

DEFINITIONS

For ease of reference, the following definitions will be used in the Plan:

2.1 Account. “Account” means the account maintained on the books of the Company used solely to calculate the amount payable to each Participant who defers Compensation under this Plan or is otherwise entitled to a benefit under Article VI and shall not constitute a separate fund of assets.

2.2 Base Salary. “Base Salary” means the annual rate of base salary paid to each Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation.

2.3 Base Salary Deferral. “Base Salary Deferral” means that portion of Base Salary as to which a Participant has made an election to defer receipt pursuant to Article V.

2.4 Beneficiary(ies). “Beneficiary” or “Beneficiaries” means the person or persons designated by the Participant to receive payments under this Plan in the event of the Participant’s death as provided in Section 10.3.

2.5 Board. “Board” means the Board of Directors of TIL.

2.6 Bonus Compensation. “Bonus Compensation” means any annual performance-based cash bonus or incentive compensation payable to a Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Bonus Compensation shall not include any special or one-time bonus payment or any amount paid under any equity incentive plan (other than the Annual Performance Bonus paid under the Tyco International Ltd. 2004 Stock and Incentive Plan).

2.7 Bonus Compensation Deferral. “Bonus Compensation Deferral” means that portion of Bonus Compensation as to which a Participant has made an election to defer receipt pursuant to Article V.

2.8 Cause. “Cause” means a Participant’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) violation of any fiduciary duty owed to the Company, (iii) conviction of a felony or misdemeanor, (iv) dishonesty, (v) theft, (vi) violation of Company rules or policy, or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company and its employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause. Examples of “Cause” may include, but are not limited to, excessive absenteeism, misconduct, insubordination, violation of Company policy, dishonesty, and deliberate unsatisfactory performance (e.g., Employee refuses to improve deficient performance).

Exhibit B – Page 2

2.9 Change of Control. “Change of Control” means any of the following events:

(i) any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (i) TIL or any subsidiary company (wherever incorporated) of TIL as defined by Section 86 of the Companies Act 1981 of Bermuda, as amended (a “Subsidiary”) or (ii) any employee benefit plan of TIL or any Subsidiary (or any person or entity organized, appointed or established by TIL for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of TIL), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of TIL representing more than 30 percent of the combined voting power of TIL’s then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by TIL;

(ii) persons who, as of the Amendment Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of TIL subsequent to the Amendment Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent of the assets of TIL (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of TIL immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns TIL or all or substantially all of TIL’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of TIL; or

(iv) approval by the stockholders of TIL of a complete liquidation or dissolution of TIL.

Exhibit B – Page 3

2.10 Code. “Code” means the Internal Revenue Code of 1986, as amended (and any regulations thereunder).

2.11 Commission Compensation. “Commission Compensation” means any commission earned by a Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation.

2.12 Commission Compensation Deferral. “Commission Compensation Deferral” means that portion of Commission Compensation as to which a Participant has made an election to defer receipt pursuant to Article V.

2.13 Company. “Company” means TME Management Corp., a Delaware corporation, its parents, subsidiaries, affiliates and successors (excluding any parent, subsidiary or affiliate that has not been approved by TME Management Corp. for participation in this Plan). Where the context so requires, “Company” used in reference to a Participant means the specific entity that is part of the Company as defined herein that employs the Participant at any relevant time.

2.14 Company Credit. “Company Credit” means an amount credited by the Company for the benefit of a Participant pursuant to Section 6.3.

2.15 Compensation. “Compensation” means an Eligible Employee’s (i) Base Salary as in effect from time to time during a Plan Year, (ii) Commission Compensation earned during a Plan Year and (iii) Bonus Compensation earned for an applicable Fiscal Year. In no event shall any of the following items be treated as Compensation hereunder: (i) Payments from this Plan or any other Company nonqualified deferred compensation plan; (ii) income from the exercise of non-qualified stock options, from the disqualifying disposition of incentive stock options, or realized upon vesting of restricted stock or the delivery of shares in respect of restricted stock units (or other similar items of income related to equity compensation grants or exercises); (iii) reimbursement for moving expenses or other relocation expenses; (iv) mortgage interest differentials; (v) payment for reimbursement of taxes; or (vi) international assignment premiums, allowances or other reimbursements, or (vii) any other payments as determined by the Plan Administrator in its sole discretion.

2.16 Compensation Deferral. “Compensation Deferral” means that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt pursuant to Article V or Section 6.1. A Participant’s Compensation Deferral may consist of Base Salary Deferrals, Bonus Compensation Deferrals, Commission Compensation Deferrals, Spillover Deferrals, or a combination, as applicable to the Participant.

2.17 Disability. “Disability” means that a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a

Exhibit B – Page 4

continuous period of not less than 12 months, is receiving (and has received for at least three months) income replacement benefits under any Company-sponsored disability benefit plan. A Participant who has been determined to be eligible for Social Security disability benefits shall be presumed to have a Disability as defined herein.

2.18 Discretionary Credit. “Discretionary Credit” means any amount credited to a Participant’s Account under Section 6.4.

2.19 Effective Date and Amendment Effective Date. “Effective Date” means the original effective date of the Plan, which is April 1, 1994. “Amendment Effective Date” means the effective date of this amendment and restatement of the Plan, which is January 1, 2005.

2.20 Eligible Employee. “Eligible Employee” for all purposes under this Plan other than eligibility for a Company Credit under Section 6.3 includes any employee of the Company who is (i) a U.S. citizen or a resident alien permanently assigned to work in the United States, (ii) paid on the United States payroll (other than Puerto Rico), (iii) either (a) subject to the requirements of section 16(a) of the Exchange Act, (b) included in career bands 1-3 of the Company’s pay scale, or (c) included in career band 4 of the Company’s pay scale and nominated by the Company for participation in this Plan, (iv) paid a Base Salary for a relevant Plan Year that exceeds the “highly compensated employee” dollar threshold under Section 414 (q)(1)(B) for such year and (v) has management responsibility. An Eligible Employee who was barred from electing further deferrals under the Tyco Deferred Compensation Plan (as in effect prior to January 1, 2005) as the result of making a withdrawal election under Section 4.4 thereof shall be reinstated as an Eligible Employee as of the Amendment Effective Date. Solely for purposes of determining eligibility for Company Credits under Section 6.3, “Eligible Employee” includes any employee of the Company who meets the requirements set forth in (i) and (ii) above and who, for a relevant Plan Year, is paid Compensation in excess of the limitation on includible compensation under Section 401(a)(17) of the Code.

2.21 Enrollment and Payment Agreement. “Enrollment and Payment Agreement” means the authorization form that an Eligible Employee files with the Plan Administrator to elect a Compensation Deferral under the Plan for a Plan Year, and/or to elect the timing and form of distribution for Company Credits or Discretionary Credits for a Plan Year.

2.22 Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.23 Fiscal Year. “Fiscal Year” means the Company’s fiscal year, which is the 52- or 53-week period ending on the Friday nearest September 30 of each calendar year.

2.24 In-Service Payment. “In-Service Payment” has the meaning set forth in Section 8.1.

2.25 Matching Credit. “Matching Credit” means an amount credited to a Participant’s Account under Section 6.2.

Exhibit B – Page 5

2.26 Maximum Matching Percentage. “Maximum Matching Percentage” for any Plan Year means the maximum matching contribution percentage available under the RSIP for such Plan Year (disregarding any limit on the amount of matching contributions to the RSIP imposed as a result of the operation of the limitations in Section 401(a)(17), Section 402(g) or Section 415(c) of the Code); provided, that for any Participant who is employed by ADT or an ADT business unit, the Maximum Matching Percentage hereunder for any Plan Year shall be the maximum matching contribution percentage applicable to such Participant under the plan formula of the RSIP in which he or she participates.

2.27 Measurement Funds. “Measurement Funds” means one or more of the independently established funds or indices that are identified by the Plan Administrator. These Measurement Funds are used solely to calculate the earnings that are credited to each Participant’s Account(s) in accordance with Article VII below, and do not represent any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Measurement Fund shall be made by the Plan Administrator in its reasonable discretion. Measurement Funds may be replaced, new funds may be added, or both, from time to time in the discretion of the Plan Administrator; provided, that if the Measurement Funds hereunder correspond with funds available for investment under the RSIP, then, unless the Plan Administrator otherwise determines in its discretion, any addition, removal or replacement of investment funds under the RSIP shall automatically result in a corresponding change to the Measurement Funds hereunder.

2.28 Participant. “Participant” means any employee who satisfies the eligibility requirements set forth in Article IV. In the event of the death or incompetency of a Participant, the term means his or her personal representative or guardian.

2.29 Plan. “Plan” means this Plan, entitled the Tyco Supplemental Savings and Retirement Plan, as amended and restated herein, and as amended from time to time hereafter.

2.30 Plan Administrator. “Plan Administrator” means the administrative committee appointed by Tyco International (US) Inc. to manage and administer the Plan (or, where the context so requires, any delegate of the Plan Administrator).

2.31 Plan Year. “Plan Year” means the 12 month period beginning on each January 1 and ending on the following December 31.

2.32 Responsible Company. “Responsible Company” has the meaning assigned to that term in Section 10.9.

2.33 Retirement. “Retirement” means termination of Company employment (other than for Cause) (i) after attaining age 55 and (ii) with a combination of age and Years of Service at termination totaling at least sixty.

2.34 RSIP. “RSIP” means any one of the Tyco International (US) Inc. Retirement Savings and Investment Plans (or any successor plan) applicable to a Participant.

Exhibit B – Page 6

2.35 RSIP Election. “RSIP Election” means the percentage of the Participant’s compensation that he or she has elected to contribute on a pre-tax basis to the RSIP for a Plan Year, determined at the beginning of such Plan Year.

2.36 SERP. “SERP” means the Tyco International (US) Inc. Supplemental Executive Retirement Plan.

2.37 Spillover Deferrals. “Spillover Deferrals” means Compensation Deferrals credited to the Account of a Participant as a result of an election made for a Plan Year by such Participant in accordance with the terms of Section 6.1.

2.38 Termination Date. “Termination Date” means the last day of a Participant’s active employment with the Company without regard to any compensation continuation arrangement, as determined by the Plan Administrator in its sole discretion. A Participant who terminates active employment with the Company during a Plan Year, and thereafter resumes active employment prior to the beginning of the next Plan Year, shall not be deemed to have had a Termination Date hereunder with respect to the first employment termination.

2.39 Termination Payment. “Termination Payment” has the meaning set forth in Section 8.1.

2.40 TIL. “TIL” means Tyco International Ltd., a Bermuda corporation.

2.41 Year of Service. “Year of Service” means a Year of Service as determined under the RSIP.

ARTICLE III

ADMINISTRATION

3.1 Plan Administrator. Subject to Section 9.5, the Plan shall be administered by the Plan Administrator, which shall have full discretionary power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan. All decisions and determinations by the Plan Administrator shall be final and binding on the Company, Participants, Beneficiaries and any other persons having or claiming an interest hereunder.

ARTICLE IV

ELIGIBILITY FOR PARTICIPATION

4.1 Current Eligible Employees. Any Eligible Employee who (i) elects a Compensation Deferral under Section 5.1 or Section 6.1 effective for the October 1, 2004 Fiscal Year or the January 1, 2005 Plan Year (as applicable), or (ii) is entitled to a Company Credit or a Discretionary Credit for the Plan Year beginning on the Amendment Effective Date shall be deemed a Participant as of the Amendment Effective Date. An individual shall remain a Participant until that individual has received full payment of all amounts credited to the Participant’s Account.

Exhibit B – Page 7

4.2 Future Employees. Any future Eligible Employee will be eligible to become a Participant for the first full pay period following the date on which he makes an initial election to participate (subject to any limitations set forth herein).

ARTICLE V

BASIC DEFERRAL PARTICIPATION

5.1 Election to Participate. An Eligible Employee may elect, by filing an Enrollment and Payment Agreement with the Plan Administrator, a Compensation Deferral with respect to (i) Base Salary payable in a Plan Year, (ii) Commission Compensation earned in the Plan Year and payable during such year or after the close thereof and (iii) Bonus Compensation earned for the Fiscal Year that ends within the Plan Year and payable after the close of such Fiscal Year. Enrollment and Payment Agreements for all such Compensation Deferrals for a Plan Year (or the Fiscal Year that ends in such Plan Year) must be filed with the Plan Administrator on or before the November 30 immediately preceding the first day of such Plan Year unless otherwise permitted by the Plan Administrator in its sole discretion (but in such case, in no event later than the December 31 immediately preceding the first day of such Plan Year). An individual who first becomes an Eligible Employee in any Plan Year may file an initial partial-year Enrollment and Payment Agreement, no later than 30 days after first becoming an Eligible Employee, which shall be applicable to Base Salary payable for the remainder of such Plan Year (but only for pay periods following the filing of such election). An individual who first becomes an Eligible Employee on or after December 1 of any Plan Year but prior to December 31 of such Plan Year may file an initial Enrollment and Payment Agreement, no later than such December 31, which shall be applicable to Base Salary for the next Plan Year, Commission Compensation for the next Plan Year and/or Bonus Compensation earned for the Fiscal Year that ends within the next Plan Year and payable after the close of such Fiscal Year.

5.2 Amount of Deferral Election. Pursuant to each Enrollment and Payment Agreement for a Plan Year a Participant shall irrevocably elect to defer as a whole percentage: (i) up to 50% of his or her Base Salary for the applicable Plan Year (or remainder of the year, as the case may be); (ii) up to 100% of his or her Commission Compensation (net of required withholding) for the applicable Plan Year; and/or (iii) up to 100% of his or her Bonus Compensation (net of required withholding) for the applicable Fiscal Year.

5.3 Deferral Limits. The Plan Administrator may change the minimum or maximum deferral percentages from time to time. Any such limits shall be communicated by the Plan Administrator prior to the due date for the Enrollment and Payment Agreement. Amounts deferred under this Plan will not constitute compensation for any Company-sponsored qualified retirement plan.

5.4 Period of Commitment. A Participant’s Enrollment and Payment Agreement as to a Compensation Deferral shall remain in effect only for the immediately succeeding Plan or Fiscal Year (or the remainder of the current year, as applicable), unless otherwise allowed by the Plan Administrator in its sole discretion.

Exhibit B – Page 8

5.5 Change of Status. If the Plan Administrator, in its sole discretion, determines that the Participant no longer qualifies as an Eligible Employee, the Participant’s most recent Compensation Deferral shall terminate with respect to compensation earned after the effective date of such determination, and the employee shall thereafter be prohibited from making Compensation Deferrals unless otherwise determined by the Plan Administrator in its sole discretion.

5.6 Vesting of Compensation Deferrals. Compensation Deferrals, and earnings credited thereon, shall be 100% vested at all times (subject to Section 10.12).

ARTICLE VI

SPILLOVER PARTICIPATION/MATCHING, COMPANY AND DISCRETIONARY

CREDITS

6.1 Spillover Election. Any Eligible Employee may elect to make Spillover Deferrals for a Plan Year. Such election may be made by filing an Enrollment and Payment Agreement with the Plan Administrator on or before the November 30 immediately preceding the first day of such Plan Year unless otherwise permitted by the Plan Administrator in its sole discretion (but in such case, in no event later than the December 31 immediately preceding the first day of such Plan Year). Such election shall be deemed an irrevocable commitment by such Participant to defer hereunder a percentage of his or her periodic Compensation equal to the Participant’s RSIP Election for such Plan Year, with such deferrals commencing at the time the Participant’s pre-tax RSIP contributions are suspended for the Plan Year as the result of the imposition of any limitation under Section 402(g) or Section 401 (a)(17) of the Code and continuing for the remainder of the Plan Year; provided, that a Participant who elects to make Spillover Deferrals will be deemed to have made a commitment to maintain his or her RSIP Election in effect for the entire Plan Year (up to the time of such suspension) without change.

6.2 Matching Credits. An Eligible Employee who has elected to make Compensation Deferrals for a Plan Year shall receive Matching Credits, equal to the Participant’s Maximum Matching Percentage multiplied by (i) the dollar amount of the Participant’s Compensation Deferrals under Section 5.1 for such Plan Year on Compensation up to the applicable annual dollar limitation set forth in Section 401(a)(17) of the Code, and (ii) the amount of Compensation for such Plan Year from which Spillover Deferrals (if any) are made under Section 6.1 (disregarding any such Compensation that exceeds the applicable annual dollar limitation set forth in Section 401(a)(17) of the Code). Matching Credits shall be credited to a Participant’s Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually.

6.3 Company Credits. A Participant who is an Eligible Employee for purposes of this Section 6.3 for any Plan Year shall receive Company Credits for such Plan Year in an amount equal to the Participant’s Maximum Matching Percentage for such Plan Year multiplied by the Participant’s Compensation in excess of the annual dollar limitation set forth in Section

Exhibit B – Page 9

401(a)(17) of the Code for such Plan Year. Company Credits shall be credited to a Participant’s Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually, as of the last day of a Plan Year. A Participant who has elected to make Compensation Deferrals for a Plan Year, and who receives a Company Credit for such Plan Year, shall have the portion of his Account attributable to such Company Credit, if vested, distributed as specified in his Enrollment and Payment Agreement for such Plan Year. A Participant who has not elected to make Compensation Deferrals for a Plan Year, but who receives a Company Credit for such Plan Year (and has not previously received any Company Credit under the Plan), shall file with the Plan Administrator an Enrollment and Payment Agreement as soon as practical (but no later than 30 days) after becoming eligible for such Company Credit, electing the timing and form of payment of the portion of the Participant’s Account attributable to such Company Credit, if vested. Such election shall be deemed to apply also to any Company Credit received in any future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement. If such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his Account attributable to such Company Credit, and each Company Credit received in a future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement, paid (if vested) as an In-Service Payment in a single lump-sum in the fifth Plan Year following the Plan Year for which each such Company Credit was received.

6.4 Discretionary Credits. A Participant who is an Eligible Employee for any Plan Year may receive a Discretionary Credit for such Plan Year. Such credit shall be in such amount as may be determined by the Company in its sole discretion, and shall be credited to the Participant’s Account at such time or times as may be determined by the Company in its sole discretion. A Participant who has elected to make Compensation Deferrals for a Plan Year, and who receives a Discretionary Credit for such Plan Year, shall have the portion of his Account attributable to such Discretionary Credit (if vested) distributed as specified in his Enrollment and Payment Agreement for such Plan Year. A Participant who has not elected to make Compensation Deferrals for a Plan Year, but who receives a Discretionary Credit for such Plan Year (and has not previously received any Discretionary Credit under the Plan), shall file with the Plan Administrator an Enrollment and Payment Agreement as soon as practical (but no later than 30 days) after becoming eligible for such Discretionary Credit, electing the timing and form of payment of the portion of the Participant’s Account attributable to such Discretionary Credit (if vested). Such election shall be deemed to apply also to any Discretionary Credit received in any future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement. If such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his Account attributable to such Discretionary Credit, and each Discretionary Credit received in a future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement, paid (if vested) as an In-Service Payment in a single lump-sum in the fifth Plan Year following the Plan Year for which each such Discretionary Credit was received.

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6.5 Vesting of Matching, Company and Discretionary Credits. The portion of a Participant’s Account attributable to Matching Credits and Company Credits shall become 100% vested upon the completion of three Years of Service (subject to Section 10.12). The portion of a Participant’s Account attributable to Matching Credits and Company Credits shall also become 100% vested (i) if his or her employment terminates by reason of his or her death, Disability or Retirement, or (ii) upon the occurrence of a Change of Control (subject in each case to Section 10.12). The portion of a Participant’s Account attributable to Discretionary Credits shall become 100% vested upon the date and/or upon the occurrence of the event(s) specified by the Company in its sole discretion (subject to Section 10.12).

ARTICLE VII

PARTICIPANT ACCOUNT

7.1 Establishment of Account. The Plan Administrator shall establish and maintain an Account with respect to each Participant’s annual Compensation Deferrals, Matching Credits, Company Credits, and/or Discretionary Credits, as applicable. Compensation Deferrals pursuant to Section 5.1 and Spillover Deferrals pursuant to Section 6.1 shall be credited by the Plan Administrator to the Participant’s Account as soon as practicable after the date on which such Compensation would otherwise have been paid, in accordance with the Participant’s election. The Participant’s Account shall be reduced by the amount of payments made to the Participant or the Participant’s Beneficiary pursuant to this Plan, and any forfeitures.

7.2 Earnings (or Losses) on Account. Participants must designate, on an Enrollment and Payment Agreement or by such other means as may be established by the Plan Administrator, the portion of the credits to their Account that shall be allocated among the various Measurement Funds. In default of such designation, credits to a Participant’s Account shall be allocated to one or more default Measurement Funds as determined by the Plan Administrator in its sole discretion. A Participant’s Account shall be credited with all deemed earnings (or losses) generated by the Measurement Funds, as elected by the Participant, on each business day for the sole purpose of determining the amount of earnings to be credited or debited to such Account as if the designated balance of the Account had been invested in the applicable Measurement Fund. Notwithstanding that the rates of return credited to Participant’s Accounts are based upon the actual performance of the corresponding Measurement Funds, the Company shall not be obligated to invest any amount credited to a Participant’s Account under this Plan in such Measurement Funds or in any other investment funds. Upon notice to the Plan Administrator in the manner it prescribes, a Participant may reallocate the Funds to which his or her Account is deemed to be allocated.

7.3 Valuation of Account. The value of a Participant’s Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 7.2, less the amounts theretofore deducted from such Account.

7.4 Statement of Account. The Plan Administrator shall provide or make available to each Participant (including electronically), not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable setting forth the balance standing to the credit of his or her Account.

Exhibit B – Page 11

7.5 Payments from Account. Any payment made to or on behalf of a Participant from his or her Account in an amount which is less than the entire balance of his or her Account shall be made pro rata from each of the Measurement Funds to which such Account is then allocated.

7.6 Separate Accounting. If and to the extent required for the proper administration of the vesting or payments provisions of the Plan, the Plan Administrator may segregate a Participant’s Account into sub-accounts on the books and records of the Plan, all of which sub-accounts shall, together, constitute the Participant’s Account.

ARTICLE VIII

PAYMENTS TO PARTICIPANTS

8.1 Annual Election. Except as otherwise provided in Sections 6.3, 6.4, 8.3 or 8.4, any portion of the Participant’s Account attributable to his or her Compensation Deferrals, vested Matching Credits, vested Company Credits or vested Discretionary Credits for a Plan Year shall be distributed as a payment to be made or to commence following the Participant’s termination of employment (“Termination Payment”) or as a payment to be made or to commence at a specified date, without reference to the Participant’s termination of employment (an “In-Service Payment”). Termination Payments and In-Service Payments shall be made in one of the following methods, as elected by the Participant in the Enrollment and Payment Agreement filed with the Plan Administrator for such Plan Year: (i) one lump sum; or (ii) annual installments payable over up to fifteen years. A Termination Payment shall be made, or shall commence, on or as soon as practicable after March 1st of the year following the year in which the Participant’s Termination Date occurs. An In-Service Payment shall be made, or shall commence, on or as soon as practicable after March 1st of the payment year designated by the Participant in the applicable Enrollment and Payment Agreement, which year shall be no earlier than the fifth Plan Year following the Plan Year for which the initial filing of the Enrollment and Payment Agreement was made with respect to that In-Service Payment (provided, that if the Participant’s employment terminates before the scheduled payment year for one or more In-Service Payments, and the Participant is not re-employed before the last day of the year in which such termination occurs, such payment shall instead be made, or shall commence, on or as soon as practicable after March 1st of the year following the year in which the Participant’s Termination Date occurs).

8.2 Change in Election. Subject to Section 10.20, a Participant may change the payment date and/or the form of an existing In-Service Payment election for a Plan Year by filing a new payment election, in the form specified by the Plan Administrator, at least 12 months prior to the original payment date (in the case of installment payments, the date of the first scheduled installment payment), provided that such new election delays the payment year by at least five years from the original payment year, and provided, further, that such change in election shall not be effective until 12 months from the date it is filed. No change in payment date or form of payment may be made with respect to a Termination Payment once elected. In addition, a Participant’s reemployment following the commencement of installment payments shall not cause any suspension or interruption in such installment payments.

Exhibit B – Page 12

8.3 Cash-Out Payments. Notwithstanding any election made under Section 8.1 or Section 8.2, if (i) the total value of the Participant’s Account on the first day of the Plan Year following his or her Termination Date is less than $5000 or (ii) the Participant’s termination is due to voluntary resignation (other than Retirement or Disability), then the Participant’s Account shall be paid to the Participant in one lump sum on or as soon as practicable after March 1st of the year following the year in which the Participant’s Termination Date occurs.

8.4 Death or Disability Benefit. Upon the death or Disability of a Participant, the Participant or the Participant’s Beneficiary, as applicable, shall be paid the balance in his or her Account in the form of a lump sum payment, with such payment to be made as soon as practicable after the calendar quarter in which occurs such Participant’s death or Disability. Such payment shall be in an amount equal to the value of the Participant’s Account of the last day of the calendar quarter following the Participant’s death or Disability, with the Measurement Funds being deemed to have been liquidated on that date to make the payment.

8.5 Valuation of Payments. Any lump sum benefit under Sections 8.1, 8.2 or 8.3 shall be payable in an amount equal to the value of the Participant’s Account (or relevant portion thereof) as of the December 31 preceding the relevant payment date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment. The first annual installment payment in a series of installment payments shall be equal to (i) the value of the Participant’s Account (or relevant portion thereof) as of the December 31 preceding the relevant payment date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (ii) the number of installment payments elected by the Participant. The remaining installments shall be paid in an amount equal to (iii) the value of such Account (or relevant portion thereof) as of the December 31 preceding the relevant payment date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (iv) the number of remaining unpaid installment payments.

8.6 Unforeseeable Emergency. In the event that the Plan Administrator, upon written request of a Participant, determines that the Participant has suffered an “unforeseeable emergency” within the meaning of Code Section 409A(a)(2)(B)(ii), the Participant shall be paid from that portion of his or her Account resulting from Compensation Deferrals, as soon as practical following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 8.7 (but in no event to exceed the maximum permitted amount determined under Code Section 409A(a)(2)(B)(ii)).

8.7 Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

8.8 Effect of Payment. The full payment of the applicable benefit under this Article VIII shall completely discharge all obligations on the part of the Company to the Participant (and each Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Beneficiary’s) rights under this Plan shall terminate.

Exhibit B – Page 13

ARTICLE IX

CLAIMS PROCEDURES

9.1 Claim. A Participant who believes that he or she is being denied a benefit to which he or she is entitled under the Plan may file a written request for such benefit with the Plan Administrator, setting forth his or her claim for benefits.

9.2 Claim Decision. The Plan Administrator shall reply to any claim filed under Section 9.1 within 90 days of receipt, unless it determines to extend such reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, such reply shall include a written explanation, using language calculated to be understood by the Participant, setting forth:

(i) the specific reason or reasons for such denial;

(ii) the specific reference to relevant provisions of this Plan on which such denial is based;

(iii) a description of any additional material or information necessary for the Participant to perfect his or her claim and an explanation why such material or such information is necessary;

(iv) appropriate information as to the steps to be taken if the Participant wishes to submit the claim for review;

(v) the time limits for requesting a review under Section 9.3 and for review under Section 9.4 hereof; and

(vi) the Participant’s right to bring an action for benefits under Section 502 of ERISA.

9.3 Request for Review. Within 60 days after the receipt by the Participant of the written explanation described above, the Participant may request in writing that the Plan Administrator review its determination. The Participant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Plan Administrator. If the Participant does not request a review of the initial determination within such 60-day period, the Participant shall be barred and estopped from challenging the determination.

9.4 Review of Decision. After considering all materials presented by the Participant, the Plan Administrator will render a written decision, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of this Plan on which the decision is based. The decision on review shall normally be made within 60 days after the Plan Administrator’s receipt of the Participant’s claim or request. If an extension of time is required

Exhibit B – Page 14

for a hearing or other special circumstances, the Participant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions and the Participant’s right to bring an action for benefits under Section 502 of ERISA. All decisions on review shall be final and shall bind all parties concerned.

9.5 Special Appeals Committee. Notwithstanding the above, any claim, or appeal of a claim denial, under this Plan or any predecessor plan that falls within the scope of the resolution adopted by the Tyco International (US) Inc. Board of Directors on December 8, 2003 creating a committee (the “Special Appeals Committee”) with respect to benefit claims and appeals by certain former executives (“Named Executives”) as contemplated therein shall be handled by the Special Appeals Committee under and in accordance with the procedures adopted by the Special Appeals Committee, which procedures shall be incorporated by reference herein. In connection therewith, the Special Appeals Committee shall have full discretionary power and authority to interpret the Plan or any predecessor plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan or any predecessor plan and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan or any predecessor plan with respect to the Named Executives. All decisions and determinations by the Special Appeals Committee shall be final and binding on the Company, the Named Executives, their Beneficiaries and any other persons having or claiming an interest hereunder by or through them.

ARTICLE X

MISCELLANEOUS

10.1 Protective Provisions. Each Participant and Beneficiary shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder. If a Participant or Beneficiary refuses to cooperate with the Plan Administrator, the Company shall have no further obligation to the Participant or Beneficiary under the Plan, other than payment of the then-current balance of the Participant’s Accounts in accordance with prior elections and subject to Section 10.12.

10.2 Inability to Locate Participant or Beneficiary. In the event that the Plan Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to Article VIII.

10.3 Designation of Beneficiary. Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person if approved by the Committee in its sole discretion) to receive any payments which may be made under the Plan following the Participant’s death. No Beneficiary designation shall become effective until it is in writing and it is filed with the Plan Administrator. A Beneficiary designation under the Plan may be separate from all other retirement-type plans sponsored by the Company. Such designation may be changed or canceled by the Participant at any time without

Exhibit B – Page 15

the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’ s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

10.4 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

10.5 No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

10.6 Obligations to Company. If a Participant becomes entitled to a payment of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administrator in its sole discretion.

10.7 No Liability for Action or Omission. Neither the Company nor any director, officer or employee of the Company shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Plan.

10.8 Nonalienation of Benefits. Except as otherwise specifically provided herein, all amounts payable hereunder shall be paid only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall such accounts of a Participant be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any payment from the Plan, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct. Notwithstanding the foregoing, all or a portion of a Participant’s Account may be awarded to an “alternate payee” (within the meaning of Section 206(d)(3)(K) of ERISA) if and to the extent so provided in a judgment, decree or order that, in the Committee’s sole discretion, would meet the applicable requirements for qualification as a “qualified domestic relations order” (within the meaning of Section 206(d)(3)(B)(i) of ERISA) if the Plan were subject to the provisions of Section 206(d) of ERISA.

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10.9 Liability for Benefit Payments. The obligation to pay or provide for payment of a benefit hereunder to any Participant or his or her Beneficiary shall, at all times, be the sole and exclusive liability and responsibility of the Company that employed the Participant immediately prior to the event giving rise to a payment obligation (the “Responsible Company”). No other Company or parent, affiliated, subsidiary or associated company shall be liable or responsible for such payment, and nothing in this Plan shall be construed as creating or imposing any joint or shared liability for any such payment (other than the TIL guarantee set forth in Section 10.10 below). The fact that a Company or a parent, affiliated, subsidiary or associated company other than the Responsible Company actually makes one or more payments to a Participant or his Beneficiary shall not be deemed a waiver of this provision; rather, any such payment shall be deemed to have been made on behalf of and for the account of the Responsible Company.

10.10 TIL Guarantee. TIL guarantees the payment by the Responsible Company of any benefits provided for or contemplated under this Plan which either (i) the Responsible Company concedes are due and owing to a Participant or Beneficiary or (ii) are finally determined to be due and owing to a Participant or Beneficiary, but which in either case the Responsible Company fails to pay.

10.11 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” deferred and supplemental retirement compensation plan for Participants, with all benefits payable hereunder constituting an unfunded contractual payment obligation of the Company. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. The Company shall reflect on its books the Participants’ interests hereunder, but no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or other person. A Participant’s right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company. Except to the extent that the Company determines that a “rabbi” trust may be established in connection with the Plan, all payments shall be made from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment. The Company’s obligations under this Plan are not assignable or transferable except to (i) any corporation or partnership which acquires all or substantially all of the Company’s assets or (ii) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

10.12 Forfeiture for Cause. Notwithstanding any other provision of this Plan, if a Participant’s employment is terminated for Cause, or if the Plan Administrator determines that a Participant whose employment terminates for any other reason had engaged in conduct prior to his or her termination which would have constituted Cause, then the Plan Administrator may determine in its sole discretion that such Participant’s Account under the Plan shall be forfeited and shall not be payable hereunder.

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10.13 Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of New York to the extent not superseded by federal law, without reference to the principles of conflict of laws.

10.14 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

10.15 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

10.16 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

10.17 Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Plan Administrator, Tyco Supplemental Savings and Retirement Plan, c/o Tyco HR Benefits, Tyco International, One Town Center Road, Boca Raton, FL 33486-1010, or to such other person or entity as the Plan Administrator may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.18 Amendment and Termination. The Plan may be amended, suspended, or terminated at any time by TME Management Corp. or by the Plan Administrator in its sole discretion; provided, however, that no such amendment, suspension or termination shall result in any reduction in the value of a Participant’s Account determined as of the effective date of such amendment. In addition, the Plan, and/or the terms of any election made hereunder, may be amended at any time and in any respect by TME Management Corp. or by the Plan Administrator if and to the extent recommended by counsel in order to conform to the requirements of Code Section 409A and regulations thereunder or to maintain the tax-qualified status of the RSIP. In the event of any suspension or termination of the Plan, payment of Participants’ Accounts shall be made under and in accordance with the terms of the Plan and the applicable elections (except that the Plan Administrator may determine, in its sole discretion, to accelerate payments to all Participants if and to the extent that such acceleration is permitted under Code Section 409A and regulations thereunder).

10.19 Delay of Payment for Specified Employees. Notwithstanding any provision of this Plan to the contrary, in the case of any Participant who is a “specified employee” within the meaning of Code Section 409A(a) (2)(B)(i), no distribution under this Plan may be made, or may commence, before the date which is 6 months after the date of such Participant’s “separation from service” within the meaning of Code Section 409A(a)(2)(B)(i) (or, if earlier, the date of the Participant’s death).

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10.20 Special Rule Regarding Election Changes in 2005 and 2006. To the extent permitted under the provisions of Internal Revenue Service Notice 2005-1, A-19(c) and subsequent related guidance, the Company may, in its sole discretion, permit a Participant to modify an existing election with respect to the timing and form of payment of the Participant’s Account hereunder without regard to the limitations set forth in Section 8.2, so long as (i) such modification is made on or before December 31, 2006 (or, in the case of any amount that would have been payable in 2006, December 31, 2005), and (ii) such modified election is consistent with the provisions of Sections 8.1 and 10.19 hereof.

Exhibit B – Page 19

EXHIBIT C

TYCO DEFERRED COMPENSATION PLAN

Effective April 1, 1994

As amended through June 2002

PURPOSE

The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of Tyco International Ltd., a Bermuda corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1

DEFINITIONS

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean (i) the sum of the Deferral Amount, the Matching Amount, and amounts credited or debited in accordance with all the applicable crediting and debiting provisions of the Plan, less (ii) all distributions. This Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant pursuant to this Plan.

1.2	“Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary, Commissions and Bonus that a Participant elects to have and is actually deferred, in accordance with Article 3, for any one Plan Year. In the event of Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.3	“Annual Installment Method” shall mean an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant shall be calculated as of the close of business on the last business day of the calendar year. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10 year Annual Installment Method, the first payment shall be 1/10 of the Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the Account Balance, calculated as described in this definition. Investment results shall not be added to the amount of each annual installment provided the installment is paid within 60 days of the applicable January 1.

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1.4	“Annual Matching Amount” shall mean, with respect to a Participant for any one Plan Year, any amount credited by the Company to a Participant’s Matching Amount in accordance with Section 3.7 below.

1.5	“Base Annual Salary” shall mean the annual compensation, excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, directors fees and other fees, relocation expenses, auto allowances and imputed income from group term life insurance, paid to or on behalf of a Participant for employment services rendered to any Employer, before reduction for compensation deferred pursuant to all qualified, nonqualified and Code Section 125 plans of any Employer. With respect to a Participant who is a Shared Services Employee, his Base Annual Salary, for purposes of the Plan, shall include amounts received from the Affiliated Company.

1.6	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7	“Bonus” shall mean any cash compensation, in addition to Base Annual Salary and Commissions, paid to a Participant as an employee under the Employer’s bonus and incentive plans, excluding all stock incentive plans and special or one-time bonus payments. With respect to a Participant who is a Shared Services Employee, his/her Bonus, for purposes of the Plan, shall include amounts received from the Affiliated Company.

1.8	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.9	“Board” shall mean the board of directors of TIL.

1.10	“Change In Control” shall mean the first to occur of any of the following events:

(a)	Any “person” (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 30% or more of TIL’s capital stock entitled to vote in the election of directors;

(b)	During any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of TIL cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by TIL’s shareholders of each new director was approved by a vote of at least three-quarters of the directors still in office who were directors at the beginning of the period;

(c)	The shareholders of TIL approve any consolidation or merger of, other than a merger of TIL in which the holders of the common stock of TIL immediately prior to the merger hold more than 50% of the common stock of the surviving corporation immediately after the merger;

Exhibit C – Page 2

(d)	The shareholders of TIL approve any plan or proposal for the liquidation or dissolution of the TIL; or

(e)	Substantially all of the assets of TIL are sold or otherwise transferred to parties that are not within a “controlled group of corporations” (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended) in which TIL is a member.

1.11	“Claimant” shall have the meaning set forth in Section 14.1.

1.12	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.13	“Commissions” shall mean the commissions paid to a Participant for employment services rendered to any Employer before reduction for commissions deferred pursuant to all qualified, non-qualified and Code Section 125 plans of any Employer.

1.14	“Committee” shall mean the administrative committee appointed to manage and administer the Plan in accordance with its provisions pursuant to Article 12.

1.15	“Company” shall mean TME Management Corp., a Delaware corporation, and any other entities with employees paid on a U.S. payroll and that are commonly controlled directly or indirectly by TIL.

1.16	“Deferral Amount” shall mean the sum of all of a Participant’s Annual Deferral Amounts.

1.17	“Disability” shall mean a period of disability during which a Participant qualifies for benefits under the Participant’s Employer’s short or long-term disability plan or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Committee. If the Participant’s Employer does not sponsor such a plan at the time that a determination of a Disability is to be made, a Disability shall be determined by the Committee in its sole discretion.

1.18	“Disability Benefit” shall mean the benefit set forth in Article 8.

1.19	“Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.20	“Employer” shall mean the Company and/or any of its subsidiaries or divisions of TIL that have been selected by the Board or Committee to participate in the Plan.

Exhibit C – Page 3

1.21	“Enhanced Moody’s Rate” shall mean an interest rate determined and announced by the Committee before the Plan Year for which it is to be used that is equal to the sum of (a) an interest rate that (i) is published in Moody’s Bond Record under the heading of “Moody’s Corporate Bond Yield Averages—Av. Corp,” and (ii) is equal to the average corporate bond yield most recently published as of the Fiscal Year preceding the year for which the rate is to be used, and (b) an interest rate, if any, determined by the Committee, in its sole discretion, which rate shall be determined and announced before the commencement of the Plan Year for which the rate applies, and which may be zero for any Plan Year.

1.22	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as may be amended from time to time.

1.23	“Grandfathered Participant” shall have that meaning as set forth in Section 3.5(f)(ii).

1.24	“Matching Amount” shall mean the sum of all of a Participant’s Annual Matching Amounts.

1.25	“Participant” shall mean any employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan on his or her Plan Entry Date, and (vi) whose Plan Agreement has not terminated. As of the effective date of the Deferred Compensation Plan established by an Affiliated Company, all Participants who are employed by such Affiliated Company and who are not Shared Services Employees shall no longer be eligible to participate in this Plan and their account balances under this Plan shall automatically be credited to the Deferral Accounts of such Participants in the Deferred Compensation Plan established by the Affiliated Company.

1.26	“Plan” shall mean the Company’s Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as amended from time to time.

1.27	“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled to under the Plan, and the Plan Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement.

1.28	“Plan Entry Date” shall mean one of two dates in any Plan Year on which an employee selected by the Committee to participate in the Plan is eligible to commence participation in the Plan in accordance with Article 2. The two entry dates are January 1 and July 1.

1.29	“Plan Year” shall, for the first Plan Year, begin on April 1, 1994, and end on December 31, 1994. For each Plan Year thereafter, the Plan Year shall begin on January 1 of each year and continue through December 31.

Exhibit C – Page 4

1.30	“Pre-Retirement Survivor Benefit” shall mean the benefit set forth in Article 6.

1.31	“Retirement”, “Retires” or “Retired” shall mean severance from employment from all Employers for any reason other than a leave of absence or death on or after the earlier of the attainment of (a) age 65 or (b) age 55 with 10 Years of Service.

1.32	“Retirement Benefit” shall mean the benefit set forth in Article 5.

1.33	“Short-Term Payout” shall mean the payout set forth in Section 4.1.

1.34	“Termination Benefit” shall mean the benefit set forth in Article 7.

1.35	“Termination of Employment” shall mean the ceasing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence.

1.36	“TIL” shall mean Tyco International Ltd., a Bermuda corporation.

1.37	“Trust” shall mean the trust established pursuant to that certain Master Trust Agreement, dated as of April 1, 1994, between the Company and the trustee named therein, as amended from time to time.

1.38	“Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.39	“Years of Service” shall mean the total number of years in which a Participant has been employed by an Employer, including, if applicable, years of service prior to the time the Employer was acquired by TIL. Except as otherwise provided in this Plan, for purposes of this definition only, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date.

1.40	“Shared Services Employee” means an employee of TIL or the Company who is on a split payroll with an Affiliated Company. All deferral amounts of a Shared Services Employee, regardless as to the payroll from which they are deferred, will be credited to this Plan and not the Affiliated Company Plan.

1.41	“Affiliated Company” means any publicly-traded corporation or other entity in which TIL possesses a direct or indirect ownership interest.

Exhibit C – Page 5

ARTICLE 2

SELECTION, ENROLLMENT, ELIGIBILITY

2.1	SELECTION BY COMMITTEE. Participation in the Plan shall be limited to a select group of management and highly compensated employees of the Employers. From that group, the Committee shall select, in its sole discretion, employees to participate in the Plan.

2.2	ENROLLMENT REQUIREMENTS. As a condition to participation, each selected Employee shall complete, execute and return to the Committee prior to his or her proposed Plan Entry Date, a Plan Agreement, an Election Form and a Beneficiary Designation Form. In addition, the Committee shall establish from time to time that such other enrollment requirements as it determines in its sole discretion are necessary.

2.3	ELIGIBILITY; COMMENCEMENT OF PARTICIPATION. Provided an employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, that employee shall commence participation in the Plan on the Plan Entry Date that immediately follows his or her selection to participate in the Plan. If a selected employee fails to meet all such requirements prior to that Plan Entry Date, that employee shall not be eligible to participate in the Plan until the Plan Entry Date that follows his or her completion of those requirements.

ARTICLE 3

DEFERRAL COMMITMENTS/MEASUREMENT FUNDS

3.1	MINIMUM DEFERRAL

(a)	BASE ANNUAL SALARY, COMMISSIONS AND/OR BONUS. For each full Plan Year, a Participant may elect to defer Base Annual Salary, Commissions and/or Bonus, provided that the combined total is at least $2,000 for such Plan Year. If no deferral election is made, the amount deferred shall be zero.

(b)	SHORT PLAN YEAR/MID-YEAR ENTRY DATE. If a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the minimum deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2	MAXIMUM DEFERRAL. For each Plan Year through 1999, a Participant may elect to defer a maximum of 50% of his or her Base Annual Salary. Effective January 1, 2000, a Participant may elect to defer a maximum of 50% of his or her Base Annual Salary, provided, however, that a Participant with Base Annual Salary in excess of 200% of the FICA wage base for any Plan Year may defer more than 50% of his or her Base Annual Salary, but only to the extent the amount of his or her Base Annual Salary which is NOT deferred is equal to or greater than the FICA wage base for such Plan Year. For each Plan Year, a Participant may elect to defer 100% of his or her Commissions and Bonus.

Exhibit C – Page 6

3.3	ELECTION TO DEFER; EFFECT OF ELECTION FORM

(a)	DEFERRAL ELECTIONS FOR FIRST PLAN YEAR. In connection with a Participant’s commencement of participation in the Plan, and prior to the Plan Entry Date, the Participant shall make a deferral election as to Base Annual Salary, Commissions and/or Bonus by delivering to the Committee a completed and signed Election Form; which election form must be accepted by the Committee for a valid election to exist. If a Participant is first eligible as of July 1 of a Plan Year, he or she shall only be entitled to make an election with respect to a Base Annual Salary deferral for the period from July 1 through December 31 of the Plan Year. Otherwise and thereafter, he or she shall be entitled to make a deferral election pursuant to Section 3(b).

(b)	ADDITIONAL DEFERRAL ELECTIONS. For each succeeding Plan Year, a new Election Form for the deferral of Base Annual Salary, Commissions and/or Bonus must be delivered to the Committee in accordance with its rules and procedures at least 30 days (or such shorter period permitted by the Committee) before the end of the Plan Year preceding the Plan Year for which the election is effective. The election referred to in this Section 3.3(b) shall be for a Base Annual Salary deferral for the Plan Year, and for Commissions and/or Bonus deferrals that are payable in the Plan Year for the fiscal year that ends September 30 of the Plan Year.

(c)	SUSPENSION OF DEFERRAL ELECTIONS. A Participant may suspend his or her deferral of Base Annual Salary and/or Commissions by written notice to the Committee. Such suspension election shall be implemented as soon as administratively possible following the election date. A Participant may suspend his or her deferral of Bonus by written notice to the Committee in accordance with the following procedure:

(i)	if the Bonus is payable quarterly, the suspension election must be received by the Committee prior to the beginning of the calendar quarter in which the Bonus is earned; and

(ii)	if the Bonus is payable annually, the suspension election must be received by the Committee at least three (3) months in advance of the last day of the period in which the bonus is earned.

Once a Participant has elected to suspend his or her deferrals in any Plan Year, he or she will not be eligible to again participate in the Plan until the Plan Year immediately following the suspension.

3.4	WITHHOLDING OF DEFERRAL AMOUNTS. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld each payroll period in equal amounts from the Participant’s Base Annual Salary. The Commissions or Bonus portion of the Annual Deferral Amount shall be withheld at the time the Commissions or Bonus is or otherwise would be paid to the Participant.

Exhibit C – Page 7

3.5	CREDITING/DEBITING OF ACCOUNT BALANCES. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)	ELECTION OF MEASUREMENT FUNDS. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Measurement Funds (as described in Section 3.5(c) below) to be used to determine the additional amounts to be credited/debited to his or her Account Balance for the first calendar month or portion thereof in which the Participant commences participation in the Plan and continuing thereafter for each calendar month in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the first month that follows the Participant’s commencement of participation in the Plan and continuing thereafter for each subsequent calendar month in which the Participant participates in the Plan, no later than the next to last business day of each month, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee or its designee, to add or delete one or more Measurement Funds to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Funds. If an election is made in accordance with the previous sentence, it shall apply as of the first business day of the next calendar month and continue thereafter for each subsequent calendar month in which the Participant participates in the Plan, unless changed in accordance with the previous sentence. The Committee may restrict the transfer into or out of Measurement Funds to a period no less frequently than annually if necessitated by the type of such Measurement Fund.

(b)	PROPORTIONATE ALLOCATION. In making any election described in Section 3.5(a) above, the Participant shall specify on the Election Form, in increments of 1%, the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant were making an investment in that Measurement Funds with that portion of his or her Account Balance).

(c)	MEASUREMENT FUNDS. The Participant may elect one or more of the Measurement Funds (the “Measurement Funds”) identified in Appendix A, attached hereto and made a part hereof, for the purpose of crediting/debiting additional amounts to his or her Account Balance. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund, and such substitution will automatically be made, if any changes are made to the corresponding Investment Fund in the Company’s 401(k) Savings Plan. Each such addition/substitution will take effect as of the same time the Fund is changed in the 401(k) Savings Plan. The Committee shall provide Participants timely notice of such change.

Exhibit C – Page 8

(d)	CREDITING OR DEBITING METHOD. The performance of each elected Measurement Funds (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Funds selected by the Participant as though (i) a Participant’s Account Balance were invested in the Measurement Funds selected by the Participant, in the percentages applicable to such calendar month, as of the close of business on the first business day of such calendar month, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any calendar month were invested in the Measurement Funds selected by the Participant, in the percentages applicable to such calendar month, no later than the close of business on the first business day after the day on which such amounts are actually deferred from the Participant’s Base Annual Salary, Commissions or Bonus through reductions in his or her payroll, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Funds, in the percentages applicable to such calendar month, no earlier than one business day prior to the distribution, at the closing price on such date. The Participant’s Annual Matching Amount shall be credited to his or her Matching Amount for purposes of this Section 3.5(d) as of the close of business on the first business day after the day in which such amounts are actually credited to the Participant’s Matching Account.

(e)	NO ACTUAL INVESTMENT. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Funds, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance SHALL NOT be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Funds. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

Exhibit C – Page 9

(f)	SPECIAL RULES.

(i)	ALLOCATION OF MEASUREMENT FUNDS FOR PARTICIPANTS RECEIVING INSTALLMENT PAYMENTS. A Participant who on or after January 1, 2000 receives installment distributions under this Plan may add or delete one or more Measurement Funds to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Funds, through December 31 of the calendar year prior to the calendar year in which full distribution of his or her Account Balance occurs. Such allocation shall be made in accordance with Section 3.5 (a) and (b).

(ii)	PARTICIPANTS AS OF JANUARY 1, 1999. Notwithstanding anything in this Section 3.5 to the contrary, only a Participant who was a Participant as of January 1, 1999 (a “Grandfathered Participant”) may allocate any portion of his or her Account Balance to the Enhanced Moody’s Rate. Except as otherwise provided in this Section 3.5(f)(ii), for any calendar year, no amount allocated to the Enhanced Moody’s Rate may be reallocated from the Enhanced Moody’s Rate other than as of January 1 of a calendar year. Likewise, no amount may be allocated to the Enhanced Moody’s Rate other than as of January 1 of a calendar year. The Account Balance of a Grandfathered Participant shall be deemed allocated 100% to the Enhanced Moody’s Rate as of January 1, 1999, except that a Grandfathered Participant will have an opportunity as of April 1, 1999 to reallocate any or all of his or her Account Balance to Measurement Funds other than the Enhanced Moody’s Rate. The amount of a Grandfathered Participant’s Account Balance which is not reallocated from the Enhanced Moody’s Rate Fund as of April 1, 1999 shall remain allocated to the Enhanced Moody’s Rate Fund through December 31, 1999. Any amount of a Grandfathered Participant’s Account Balance which is reallocated from the Enhanced Moody’s Rate Fund on April 1, 1999 shall be credited on March 31, 1999 with one-fourth of the Enhanced Moody’s Rate Fund for 1999.

(iii)	ENHANCED MOODYS’ RATE. Notwithstanding anything in this Section 3.5 to the contrary except the last sentence of Section 3.5(f)(ii) above, that amount of a Participant’s Account Balance which is allocated to the Enhanced Moody’s Rate shall be credited as though such amount were invested in the Moody’s Rate as of the close of business on the January 1 of such calendar year.

3.6	FICA TAXES. For each Plan Year in which an Annual Deferral Amount is being withheld or an Annual Matching Amount is being credited, the Participant’s Employer(s) shall ratably withhold from that portion of the Participant’s Base Annual Salary or Commissions, as the case may be, that is not being deferred, the Participant’s share of FICA and other employment taxes attributable to such Annual Deferral Amount or Annual Matching Amount. If necessary, the Committee shall reduce the Annual Deferral Amount in order to comply with this Section 3.6.

Exhibit C – Page 10

3.7	ANNUAL MATCHING AMOUNTS. For each Plan Year, the Committee shall determine and credit the Annual Matching Amount, if any, that is to be credited to a Participant’s Account for such Plan Year. The Annual Matching Amount shall be determined in the following manner: First, for purposes of this Section 3.7, only a Participant whose Annual Deferral Amount has been withheld from his total compensation (the sum of Base Salary, Commissions and Bonus) that is not in excess of the Code Section 401(a)(17) limitation (“Eligible Deferral”) shall be entitled to receive an Annual Matching Amount. Second, such Annual Matching Amount shall be five percent (5%) of the Participant’s Eligible Deferral; provided, however, that if the Participant has at least ten (10) years of service with the Employer, the Annual Matching Amount shall be increased as follows:

Years of Service	Annual Matching Amount
10-19	6% of Eligible Deferral
20-24	7% of Eligible Deferral
25-29	8% of Eligible Deferral
30 or more	9% of Eligible Deferral

Notwithstanding the foregoing, with respect to a Participant who is employed by an ADT business unit, the Annual Matching Amount shall be determined using the matching formula of the Employer’s 401(k) plan in which he is eligible to participate.

ARTICLE 4

SHORT-TERM PAYOUT; UNFORESEEABLE FINANCIAL EMERGENCIES;

WITHDRAWAL ELECTION

4.1	SHORT-TERM PAYOUT. In connection with each election to defer an Annual Deferral Amount, a Participant may elect to receive a future “Short-Term Payout” from the Plan with respect to that Annual Deferral Amount. The Short-Term Payout shall be a lump sum payment in an amount that is equal to the Annual Deferral Amount plus amounts credited or debited in the manner provided in Section 3.5 above. Subject to the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid within 60 days (or as soon as administratively possible) of the later of (i) the first day of the Plan Year that is 5 years after the first day of the Plan Year to which the applicable Annual Deferral Amount election relates, or (ii) the first day of any Plan Year thereafter elected by the Participant on the Election Form electing the Annual Deferral Amount. Notwithstanding the preceding sentence or any other provision of this Plan that may be construed to the contrary, a Participant who is an active employee may, with respect to each Short-Term Payout, in a form determined by the Committee, make no more than one additional deferral election (a “Second Election”) to defer payment of such Short-Term Payout to a Plan Year subsequent to the Plan Year originally elected; provided, however, any such Second Election will be null and void unless accepted by the Committee no later than six (6) months prior to the first day of the Plan Year originally elected by the Participant for payment of such Short-Term Payout.

Exhibit C – Page 11

4.2	OTHER BENEFITS TAKE PRECEDENCE OVER SHORT-TERM. Should an event occur that triggers a benefit under Article 5, 6, 7 or 8, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3	WITHDRAWAL PAYOUT/SUSPENSIONS FOR UNFORESEEABLE FINANCIAL EMERGENCIES. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan. The Committee shall determine if the event meets the criteria to be an Unforeseeable Financial Emergency. If approved, the payout shall not exceed the lesser of the Participant’s Account Balance or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for a payout is approved, any payout shall be made within 60 days of the date of approval. The Participant will be eligible to again participate in the Plan effective the Plan Year following the Unforeseeable Financial Emergency.

4.4	WITHDRAWAL ELECTION. A Participant may elect, at any time, to withdraw all of his or her Account Balance less a 10% withdrawal penalty (the net amount shall be referred to as the “Withdrawal Amount”). No partial withdrawals of that balance shall be allowed. The Participant shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The penalty shall be equal to 10% of the Participant’s Account Balance determined immediately prior to the withdrawal. The Participant shall be paid the Withdrawal Amount within 60 days of his or her election. Once the withdrawal election is filed, the Participant’s participation in the Plan shall terminate as soon as administratively possible following the election date, and the Participant shall not be eligible to participate in the Plan in the future.

ARTICLE 5

RETIREMENT BENEFIT

5.1	RETIREMENT BENEFIT. A Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance.

5.2	PAYMENT OF RETIREMENT BENEFITS. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of 5, 10 or 15 years. The Participant may change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least one year prior to the Participant’s Retirement. The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, as of January 1 of the calendar year which is immediately subsequent to the Plan Year during which the Participant Retires.

Exhibit C – Page 12

5.3	DEATH PRIOR TO COMPLETION OF RETIREMENT BENEFITS. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary (i) over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (ii) in a lump sum, if requested by the Beneficiary and allowed in the sole discretion of the Committee, that is equal to the Participant’s unpaid remaining Account Balance.

ARTICLE 6

PRE-RETIREMENT SURVIVOR BENEFIT

6.1	PRE-RETIREMENT SURVIVOR BENEFIT. If a Participant dies before he or she Retires or has otherwise received a distribution of his/her Account Balance, the Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance.

6.2	PAYMENT OF PRE-RETIREMENT SURVIVOR BENEFITS. The Pre-Retirement Survivor Benefit shall be paid in a lump sum. However, if the Pre-Retirement Survivor Benefit exceeds $25,000, payment may be made, at the sole discretion of the Committee, in Annual Installments not in excess of 5 years. The lump sum payment shall be made as soon as administratively possible after the Committee receives proof of the Participant’s death. Installment payments shall commence, as of January 1 of the calendar year following the Plan Year of the Participant’s death or, if later, as soon as administratively possible after the Committee receives proof of the Participant’s death.

ARTICLE 7

TERMINATION BENEFIT

7.1	TERMINATION BENEFITS. If a Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability, the Participant shall receive a Termination Benefit which shall be equal to the Participant’s Account Balance.

7.2	PAYMENT OF TERMINATION BENEFIT. The Termination Benefit shall be paid in a lump sum. However, if his or her Account Balance is equal to or greater than $25,000, the Participant may petition the Committee and the Committee, in its sole discretion, may cause the Termination Benefit to be paid pursuant to an Annual Installment Method not in excess of 5 years. The lump sum payment shall be made, or installment payments shall commence, as of January 1 of the calendar year that is immediately subsequent to the Plan Year during which the Participant experiences a Termination of Employment. Actual distribution will be made within 60 days of January 1, or as soon as administratively possible thereafter.

Exhibit C – Page 13

ARTICLE 8

DISABILITY WAIVER AND BENEFIT

8.1	DISABILITY WAIVER.

(a)	ELIGIBILITY. By participating in the Plan, all Participants are eligible for this waiver.

(b)	WAIVER OF DEFERRAL; CREDIT FOR PLAN YEAR OF DISABILITY. A Participant who is receiving short or long-term disability benefits from his Employer, or is otherwise determined by the Committee to be suffering from a Disability may be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant’s Base Annual Salary, Commissions and/or Bonus for the Plan Year during which the Participant suffers a Disability.

(c)	RETURN TO WORK. If a Participant returns to employment with an Employer after a Disability ceases, the Participant may make deferrals for the Plan Year he returns to work if a Deferral Election for that Plan Year had been previously made in accordance with Section 3.3. The Participant may elect to defer an Annual Deferral Amount f following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

8.2	DISABILITY BENEFIT. A Participant who is on Disability leave, but not terminated from employment, shall be eligible for the benefits provided for in Articles 4 or 6 in accordance with the provisions of those Articles. Upon termination of employment due to Disability (in accordance with the Employer’s Disability policies), the Participant’s Account Balance will be distributed to him/her in accordance with the provisions of Articles 5 or 7, as applicable.

ARTICLE 9

BENEFICIARY DESIGNATION

9.1	BENEFICIARY. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2

BENEFICIARY DESIGNATION; CHANGE. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary

Exhibit C – Page 14

Designation Form, all Beneficiary designations previously filed shall be cancelled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3	ACKNOWLEDGMENT. No designation or change in designation of a Beneficiary shall be effective until received and accepted by the Committee or its designated agent.

9.4	NO BENEFICIARY DESIGNATION. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

9.5	DOUBT AS TO BENEFICIARY. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

9.6	DISCHARGE OF OBLIGATIONS. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 10

LEAVE OF ABSENCE

10.1	PAID LEAVE OF ABSENCE. If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

10.2	UNPAID LEAVE OF ABSENCE. If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals of Base Annual Salary, Commissions, Bonus until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals of Base Annual Salary, Commissions, Bonus shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral elections, if any, made for that Plan Year. If no election was made for that Plan Year, no deferrals shall be withheld.

Exhibit C – Page 15

ARTICLE 11

TERMINATION OF PLAN/CHANGE IN CONTROL, AMENDMENT OR

MODIFICATION

11.1	TERMINATION OF PLAN/CHANGE IN CONTROL. The Company, through its Board or the Committee, reserves the right to terminate the Plan at any time with respect to all Participants. Upon the termination of the Plan, all Plan Agreements shall terminate and a Participant’s Account Balance shall be paid out in accordance with the benefits that the Participant would have received if the Participant had experienced a Termination of Employment on the date of Plan termination. Prior to a Change in Control, an Employer shall have the right, at its sole discretion, and notwithstanding any elections made by the Participant, to pay such benefits in a lump sum or pursuant to an Annual Installment Method not to exceed 15 years, with amounts credited and debited during the installment period as provided in Section 3.5(d). After a Change in Control, the Employer shall be required to pay such benefits in a lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided, however, that the Employer shall have the right to accelerate installment payments by paying the remaining Account Balance in a lump sum or pursuant to a different payment schedule.

11.2	AMENDMENT. The Company, at any time and through its Board or the Committee, may amend or modify the Plan in whole or in part; provided, however, that no amendment or modification shall be effective to decrease the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided however, that the Company or the Committee, as the case may be, shall have the right to accelerate installment payments by paying the remaining Account Balance in a lump sum or pursuant to a different payment schedule.

11.3	EFFECT OF PAYMENT. The full payment of the Participant’s Account Balance under Articles 4, 5, 6, 7 and/or 8 of the Plan shall completely discharge all obligations to a Participant under this Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 12

ADMINISTRATION

12.1	COMMITTEE DUTIES. This Plan shall be administered by the Tyco Retirement Committee as established from time to time by the Board of the Company. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

Exhibit C – Page 16

12.2	AGENTS. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to any Employer.

12.3	BINDING EFFECT OF DECISIONS. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.4	INDEMNITY OF COMMITTEE. All Employers shall indemnify and hold harmless the members of the Committee or its employee delegates against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or delegates.

12.5	EMPLOYER INFORMATION. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 13

OTHER BENEFITS AND AGREEMENTS

13.1	COORDINATION WITH OTHER BENEFITS. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 14

CLAIMS PROCEDURES

14.1	PRESENTATION OF CLAIM. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2	NOTIFICATION OF DECISION. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

Exhibit C – Page 17

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provision of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 14.3 below.

14.3	REVIEW OF A DENIED CLAIM. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

14.4	DECISION ON REVIEW. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.

Exhibit C – Page 18

14.5	LEGAL ACTION. A Claimant’s compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 15

TRUST

15.1	ESTABLISHMENT OF TRUST. The Company shall establish the Trust, and the Employers may transfer over to the Trust such assets as the Committee determines, in its sole discretion, are necessary to provide for the Employers’ liabilities created with respect to the Annual Deferral Amounts and Annual Matching Amounts for such Employer’s Participants for that year. The Trustees of the Trust shall be selected by the Committee from time to time.

15.2	INTERRELATIONSHIP OF THE PLAN AND THE TRUST. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Participant and the creditors of the Employers to the assets transferred to the Trust. The Employers shall at all times remain liable to carry out their obligations under the Plan. The Employers’ obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

ARTICLE 16

MISCELLANEOUS

16.1	UNSECURED GENERAL CREDITOR. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of an Employer. Any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.2	EMPLOYER’S LIABILITY. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

16.3	NONASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Exhibit C – Page 19

16.4	NOT A CONTRACT OF EMPLOYMENT. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.5	FURNISHING INFORMATION. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.6	TERMS. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.7	CAPTIONS. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.8	GOVERNING LAW. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of New Hampshire.

16.9	NOTICE. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to:

Tyco Retirement Committee

c/o Human Resources - Executive Compensation

One Town Center Road

Boca Raton, Florida 33486-1010

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.10	SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.

Exhibit C – Page 20

16.11	DISTRIBUTION IN THE EVENT OF TAXATION.

(a)	GENERAL. If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, a Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(b)	TRUST. If the Trust terminates in accordance with Section 3.6(e) of the Trust and benefits are distributed from the Trust to a Participant in accordance with that Section, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

16.12	VALIDITY. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.13	INCOMPETENT. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.14	COURT ORDER. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party.

Exhibit C – Page 21

APPENDIX A

MEASUREMENT FUNDS

(CURRENT AS OF SEPTEMBER 1, 2002)

1.	Interest Income Fund;

2.	Bond Fund of America;

3.	Fidelity Puritan(R) Fund;

4.	Neuberger Berman Guardian Fund—Trust Class;

5.	U.S. Equity Index Commingled Pool;

6.	Vanguard Windsor II Fund—Admiral Shares;

7.	Fidelity Growth Company Fund;

8.	Franklin Small Cap Growth Fund—Class A;

9.	PIMCO Capital Appreciation Fund;

10.	Templeton Foreign Fund A;

11.	Janus Worldwide Fund A; and

12.	Enhanced Moody’s Rate Fund (as defined in Section 1.21).

NOTES:

The Enhanced Moody’s Rate Fund is closed to Participants who join the Plan after January 1, 1999.

Funds (1) - (11) correspond to investment funds under the Company’s 401(k) Savings Plans. Any change to the 401(k) Plan investment fund will automatically result in a corresponding charge to these Measurement Funds.

Exhibit C – Page 22

EXHIBIT D

TYCO SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FROZEN AS OF DECEMBER 31, 2004

TYCO INTERNATIONAL (US) INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PLAN DOCUMENT

Amended and Restated as of October 1, 2000

1. Introduction.

(a)	The name of this plan is the Tyco International (US) Inc. Supplemental Executive Retirement Plan. The Plan is intended to make up for contributions that cannot be made on behalf of certain key employees under the Savings Plan by reason of the Limitations. The Plan shall be construed consistent with the purposes described herein, including without limitation, the anti-conditioning rules of Section 401(k)(4) of the Code.

(b)	The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2. Definitions. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context. Any capitalized term not defined herein shall have the meaning given to it in the relevant Savings Plan.

(a)	“Account” means the bookkeeping account maintained for each Participant to which amounts credited on behalf of the Participant under Section 3 shall be recorded. Effective as of October 1, 2000, the Account balances of a Participant who is employed by TyCom Ltd., and who is not a TyCom Shared Services Employee shall automatically be credited to his accounts under the TyCom Ltd. Supplemental Executive Retirement Plan.

(b)	“ADT Plans” means the ADT Inc. Executive Supplemental Pension and Executive Retirement Income Plans.

(c)	“Affiliated Entity” means any entity considered to be in the same controlled group (within the meaning of Section 302(d)(8)(C) of ERISA) as Tyco International (US) Inc. Effective as of October 1, 2000, TyCom Ltd. shall not be considered an Affiliated Entity.

Exhibit D – Page 1

(d)	“Beneficiary” means the individual(s) designated by the Participant to receive any benefits due upon or after his or her death pursuant to Section 8. In the absence of an effective Beneficiary designation at the time of the Participant’s death, the Participant’s Beneficiary shall be his or her spouse, or if the Participant does not have a spouse at the date of his or her death, then to the Participant’s executors or administrators.

(e)	“Board of Directors” means the Board of Directors of Tyco International (US) Inc.

(f)	“Change in Control” means the first to occur of any of the following events:

(i)	Any “person” (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 30% or more of TIL’s capital stock entitled to vote in the election of directors;

(ii)	During any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of TIL cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by TIL’s shareholders of each new director was approved by a vote of at least three-quarters of the directors still in office who were directors at the beginning of the period;

(iii)	The shareholders of TIL approve any consolidation or merger of TIL, other than a merger of TIL in which the holders of the common stock of TIL immediately prior to the merger hold more than 50% of the common stock of the surviving corporation immediately after the merger;

(iv)	The shareholders of TIL approve any plan or proposal for the liquidation or dissolution of the TIL;

or

(v)	Substantially all of the assets of TIL are sold or otherwise transferred to parties that are not within a “controlled group of corporations” (as defined in Section 1563 of the Code) in which TIL is a member.

(g)	“Code” means the Internal Revenue Code of 1986, as amended, and any successor code, and related rules, regulations and interpretations.

(h)	“Committee” means the Company’s Retirement Committee.

(i)	“Company” means Tyco International (US) Inc. and any successor to all or a major portion of its assets or business which assumes the obligations of Tyco International (US) Inc.

Exhibit D – Page 2

(j)	“Compensation” means, with respect to any Participant, direct cash compensation paid during the calendar year to that Participant by the Company or an Affiliated Entity for services rendered, including salaries, commissions and bonuses, in each case as determined by the Committee, and including any amount which would have been paid to the Participant but for an election under the Savings Plan or the Company’s Deferred Compensation Plan, or a cafeteria plan under Section 125 of the Code, but excludes any amounts paid from this Plan or the Company’s Deferred Compensation Plan, income from the exercise of non-qualified stock options or from the disqualifying disposition of incentive stock options, income realized when restricted stock becomes fully transferable or is no longer subject to a substantial risk of forfeiture, reimbursement for moving expenses and other relocation expenses, mortgage interest differentials, payment for reimbursement for taxes, international assignment premiums, allowances and any other reimbursements. For the Plan Year ended December 31, 1996, with respect to each Participant who is a Kendall employee, the term “Compensation” as used in this Plan shall exclude bonuses payable pursuant to Kendall’s long term incentive plan. With respect to each Participant who is a TyCom Shared Services Employee, the term “Compensation” as used in this Plan shall include payments from TyCom Ltd.

Effective January 1, 1998, “Compensation” shall include Compensation from sources within the United States as described in Section 861 of the Code, and Compensation from sources without the United States as described in Section 862 of the Code.

(k)	“Determination Date” means the last day of each Quarter and such other dates selected by the Committee from time to time.

(l)	“Disability” means a Participant’s permanent and total incapacity of engaging in any employment for the Company or any Affiliated Entity for physical or mental reasons. Disability shall be deemed to exist only when such Participant meets either the requirements for disability benefits under the Social Security law then in effect, or the requirements for disability benefits under a long-term disability plan maintained by the Company or an Affiliated Entity.

(m)

“Eligible Employee” means each employee of the Company or an Affiliated Entity with Compensation equal to the limit imposed by Section 401(a)(17) of the Code ($160,000 for 1997) or greater. With regard to the credit provided by Section 3(c), the term “Eligible Employee” also means each Kendall employee who is precluded from receiving the supplemental employer matching contributions under the terms of the Savings Plan. With regard to the credit provided by Section 3(d), the term “Eligible Employee” also means an employee who has incurred a Disability and who is precluded from receiving contributions to the Savings Plan on account of his or her Disability as a result of his or her status as a “highly compensated employee” within the meaning of Section 414(q) of the Code. Notwithstanding the foregoing, the term “Eligible Employee” does

Exhibit D – Page 3

not include an employee who is receiving severance pay from the Company or an Affiliated Entity, or an employee who is a participant in the TyCom Ltd. Supplemental Executive Retirement Plan or another supplemental executive retirement plan maintained by an Affiliated Entity.

(n)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any successor statute, and related rules, regulations and interpretations.

(o)	“Kendall” means The Kendall Company.

(p)	“Kendall Plan” means The Kendall Employees’ Savings and Investment Plan.

(q)	“Keystone Plan” means the Keystone International, Inc. Supplemental Profit-Sharing Plan.

(r)	“Limitations” means the limitations imposed under Sections 401(a)(17) and 415 of the Code.

(s)	“Participant” means any Eligible Employee designated by the Committee to participate in the Plan. Notwithstanding the foregoing, any individual who was a Participant in a prior Plan Year but who ceases to be an Eligible Employee shall continue to be a Participant so long as amounts remain credited to his or her Account, but he or she shall cease to be a Participant for purposes of receiving Participant Credits under Section 3.

(t)	“Plan” means the Tyco International (US) Inc. Supplemental Executive Retirement Plan.

(u)	“Plan Year” means the twelve-month period ending on each December 31st.

(v)	“Quarter” means each of the three-month periods ending on March, June, September and December in each Plan Year.

(w)	“Savings Plan” means any one of the Tyco International (US) Inc. Retirement Savings and Investment Plan, including prior to January 1, 1997, the Kendall Plan.

(x)	“TIL” means Tyco International Ltd., a Bermuda corporation.

(y)	“TSSL Special Pension Supplement” means the Special Pension Supplement for Former AT&T Employees as set forth in Supplement M to the Tyco International (US) Inc. Retirement Savings and Investment Plan I.

(z)	“TyCom Shared Services Employee” means an employee of the Company or an Affiliated Entity who is on a split payroll with TyCom Ltd.

Exhibit D – Page 4

(aa)	“Year of Service” means each “Year of Vesting Service” credited to the Participant under the Savings Plan.

3. Participant Credits.

(a)	Within 60 days following the Determination Date, the Company shall credit to the Account of each Participant whose Compensation has exceeded the limit imposed by Section 401(a)(17) of the Code, an amount equal to the maximum employer matching contributions which would have been credited to the account of the Participant under the Tyco International (US) Inc. Retirement Savings and Investment Plan I (“RSIP I”) pursuant to the plan formula contained therein, but utilizing the definition of “Compensation” used in this Plan and disregarding the Limitations, regardless of the Participant’s actual level of participation in the Savings Plan and regardless of whether the Participant is eligible to participate in RSIP I, less the maximum employer matching contributions in accordance with the plan formula under RSIP I as permitted by the Limitations. Notwithstanding the foregoing, with respect to a Participant who is employed by ADT or an ADT business unit, the credits shall be calculated in accordance with the preceding sentence, but using the plan formula of the Savings Plan in which the Participant is eligible to participate.

(b)	With respect to each Participant who is a Kendall employee, effective as of July 1, 1995, the Company shall credit to such Participant’s Account an amount equal to the maximum employer matching contributions which would have been credited to the account of the Participant under the Kendall Plan for the period July 1, 1995 through December 31, 1995 pursuant to the plan formula contained therein (but without regard to the plan provision precluding certain employees from receiving the supplemental match) and utilizing the definition of “Compensation” used in the Kendall Plan and disregarding the Limitations, regardless of the Participant’s actual level of participation in the Kendall Plan, less the sum of the maximum employer matching contributions permitted by the Limitations for the same period and the amount credited to the Participant’s cash balance account in The Kendall Company and Subsidiaries Pension Plan for the period January 1, 1995 through June 30, 1995. Such credit shall be made as of the last day of each Quarter beginning July 1, 1995 and October 1, 1995.

(c)	With respect to each Participant who is a Kendall employee and who is precluded by the terms of the Savings Plan from receiving a supplemental employer matching contribution, the Company shall credit to such Participant’s Account an amount equal to the maximum supplemental employer matching contributions (i.e., the additional employer matching contributions for participants with ten or more Years of Service) which would have been credited to the account of such Participant under the Savings Plan but for such preclusion. Such credit shall be made as of the last day of each Quarter beginning July 1, 1995. This provision shall cease to apply on and after January 1, 1999.

Exhibit D – Page 5

(d)	With respect to each Participant who has incurred a Disability, the Company shall credit to such Participant’s Account an amount equal to the amount that would have been credited to such Participant’s account under the Savings Plan on account of his or her Disability but for his or her status as a “highly compensated employee” within the meaning of Section 414(q) of the Code. Such credit shall be made as of the Determination Date beginning July 1, 1995. With respect to each such Participant whose Disability began before July 1, 1995, the initial credit shall also include amounts that would have been credited to such Participant’s account under the Savings Plan from the date of his or her Disability through June 30, 1995.

(e)	Notwithstanding the foregoing, the Company reserves the right to adjust the credits to any Participant’s Account if the Participant’s Compensation for the Plan Year is less than the limit imposed by Section 401(a)(17) of the Code.

(f)	Effective as of the last day of each Plan Year commencing with the Plan Year beginning January 1, 1998, the Company shall credit to each eligible Participant’s Account an amount equal to the TSSL Special Pension Supplement which would be credited to the account of the Participant under Supplement M to the Tyco International (US) Inc. Retirement Savings and Investment Plan I, but disregarding the Limitations, less the TSSL Special Pension Supplement actually credited to the Participant’s Account under such Supplement M to the Tyco International (US) Inc. Retirement Savings and Investment Plan I. A separate bookkeeping account shall be maintained for amounts credited to a Participant’s Account, and the credited earnings and losses thereon, until such time as the Participant is fully vested in the total of all his or her Accounts pursuant to Section 5. This provision shall cease to apply on and after September 30, 2000.

(g)	With respect to each Participant who was a participant in the Keystone Plan, effective as of April 1, 2000, the Company shall transfer from the Keystone Plan to such Participant’s Account under the Plan an amount equal to the amount credited to the Participant’s ‘Supplemental Plan Account’ in the Keystone Plan. The transfer of such amount to a Participant’s Account pursuant to this paragraph (g) shall be in lieu of maintaining such credits under the Keystone Plan.

(h)	With respect to each Participant who was a participant in the ADT Plans, effective as of September 30, 1999, the Company shall transfer from the ADT Plans to such Participant’s Account under the Plan an amount equal to the amount credited to the Participant’s accounts in the ADT Plans. The transfer of such amount to a Participant’s Account pursuant to this paragraph (h) shall be in lieu of maintaining such credits under the ADT Plans.

4. Crediting Earnings and Losses. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account in accordance with the following rules:

Exhibit D – Page 6

(a)	Election of Measurement Funds. Each Participant, including former Participants with Accounts, shall elect the manner of deemed investment of all amounts credited to his or her Account among the Measurement Funds (as described in Section 4(c) below). By such election, the Participant may (but is not required to) add or delete one or more Measurement Funds to be used to determine the additional amounts to be credited to his or her Account balance, or to change the portion of his or her Account allocated to each previously or newly elected Measurement Fund. Such an election under this Section 4 may be made on a daily basis through the voice response system provided by the Committee’s administrative delegate (or through such other system designated by the Committee) and shall be effective as soon as reasonably possible thereafter. Such an election must be in accordance with any and all rules and regulations established by the Committee for this purpose. Any election made hereunder shall continue to be effective until properly revoked by the Participant.

(b)	Proportionate Allocation. In making any election described in Section 4(a) above, the Participant shall specify, in increments of 1%, the percentage of his or her Account to be allocated to a Measurement Fund (as if the Participant were making an investment in that Measurement Fund with that portion of his or her Account).

(c)	Measurement Funds. The Participant may elect one or more of the Measurement Funds (the “Measurement Funds”) identified in Appendix A, attached hereto and made a part hereof, for the purpose of crediting additional amounts to his or her Account. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund.

(d)	Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account shall be credited or debited as of the end of each business day based on the performance of each Measurement Fund elected by the Participant, as determined by the Committee in its sole discretion.

(e)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such Measurement Fund.

(f)

Responsibility for Elections. Neither the Company nor the Committee shall have any liability as a result of, or be in any manner responsible for, a Participant’s individual deemed investment election or a Participant’s failure to make a deemed investment election, the Committee’s only duty being to credit the Participants’ Accounts in accordance with the Participants’ deemed investment elections. To

Exhibit D – Page 7

the extent that no deemed investment election is in effect, the Committee shall credit such Participant’s Account as if such Participant’s deemed investment election were a money market mutual fund or other similar short-term fixed-income fund selected by the Committee. The Committee may impose blackout periods from time to time to facilitate introduction of new Measurement Funds or to change the administrative delegate.

(g)	Change in Method. Notwithstanding the foregoing, the Committee may change the method of crediting earnings or losses to Accounts under the Plan, by written notice to each Participant, which notice shall specify the new method for crediting earnings or losses to be used and the effective date for such change.

5. Vesting.

(a)	A Participant shall become fully vested in the full value of the amount credited to his or her Account upon attainment of age 55, death, Disability, completion of at least five Years of Service or a Change in Control.

(b)	A Participant whose employment with the Company or any Affiliated Entity terminates prior to attainment of age 55 (for any reason other than death or Disability) with fewer than five Years of Service will forfeit all amounts in his or her Account upon his or her termination of employment.

(c)	Notwithstanding anything in this Section 5 to the contrary, a Participant shall always be fully vested in and have a nonforfeitable right in the full value of the amount credited to his or her Account under Section 3(f) relating to the TSSL Special Pension Supplement, under Section 3(g) relating to the balances transferred from the Keystone Plan and under Section 3(h) relating to the balances transferred from the ADT Plans.

6. Timing of Distribution. Upon initial enrollment in the Plan, a Participant shall irrevocably elect on a form prescribed by the Company to commence distribution of his or her vested Account balance either (a) upon his or her termination of employment, or (b) in any calendar year that is at least five years from initial participation in the Plan as may be selected by the Participant, but not later than the year in which the Participant attains age 70 (the “Distribution Year”). If no election is made, the distribution will commence upon the Participant’s termination of employment.

7. Method of Distribution.

(a)	Upon initial enrollment in the Plan, a Participant shall irrevocably elect on a form prescribed by the Company to receive his or her vested Account balance pursuant to one of the following payment options:

(i)	A single lump sum to be paid as soon as practicable following the quarter in which the Participant terminates his or her employment with the Company or an Affiliated Entity or as soon as practicable in the beginning of the Distribution Year.

Exhibit D – Page 8

(ii)	Annual installments, in an amount determined in accordance with Section 7(c), over a period not to exceed 15 years, beginning as soon as practicable in the beginning of the calendar year next following the year in which the Participant terminates his or her employment with the Company or an Affiliated Entity or as soon as practicable in the beginning of the Distribution Year.

If no election is made, the distribution will be made in a lump sum pursuant to (i) above.

(b)	All amounts credited to each Participant’s Account which become payable hereunder shall be paid by the Company or an Affiliated Entity in cash. Each such Account shall be charged with the amount distributed with respect thereto as of the date of payment.

(c)	In the event a benefit is paid in a single lump sum, the value of a Participant’s Account shall be determined as of the end of the Quarter following the Participant’s termination of employment, or the end of the last Quarter immediately preceding the Distribution Year, as the case may be.

(d)	In the event a benefit is paid in installments, each annual installment payment amount shall be determined in the following manner:

(i)	the value of the Participant’s Account balance as of the end of the Quarter preceding the payment, divided by

(ii)	the total number of installment payments not yet made.

8. Payments Upon Death.

(a)	In the event of a Participant’s death prior to his or her termination of employment with the Company or an Affiliated Entity, the value of the amount credited to the Participant’s Account as determined under Section 7 shall be paid to the Participant’s Beneficiary in a single lump sum as soon as practicable after such Participant’s death.

(b)	In the event of a Participant’s death after his or her termination of employment but before full distribution of the amounts to be paid to him or her pursuant to Section 7 has been completed, the value of the amounts payable under Section 7 shall be paid to the Participant’s Beneficiary in a single lump sum as soon as is practicable after such Participant’s death.

Exhibit D – Page 9

(c)	Each Participant may designate, from time to time, a Beneficiary or Beneficiaries (who may be named contingently or successively) to whom any amounts which remain credited to the Participant’s Account at the time of his or her death shall be paid. Each such designation shall revoke all prior designations by the same Participant, except to the extent otherwise specifically noted, shall be in a form prescribed by the Company and shall be effective only when filed by the Participant in writing with, and acknowledged by, the Company during his or her lifetime.

9. No Funding Required.

(a)	Nothing in this Plan will be construed to create a trust or to obligate the Company or any other person to segregate a fund, purchase an insurance contract, or in any other way to fund currently the future payment of any benefits hereunder, nor will anything herein be construed to give any Participant or any other person rights to any specific assets of the Company or of any other person. Except as described in (b) below, any benefits which become payable hereunder shall be paid from the general assets of the Company.

(b)	The Company in its sole discretion may establish a grantor or other trust of which the Company is treated as the owner under the Code, to provide for the payment of benefits hereunder, subject to the claims of the Company’s general creditors in the event of insolvency, and subject to such other terms and conditions as the Company may deem necessary or advisable to ensure (i) that benefits are not includible, by reason of the establishment or funding of such trust, in the income of trust beneficiaries prior to actual distribution and (ii) that the existence of such trust does not cause the Plan or any other arrangement to be considered funded for purposes of Title I of ERISA.

10. Plan Administration and Interpretation. The Company shall have complete control over the administration of the Plan and complete control and authority to determine, in its sole discretion, the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, Beneficiary, or other person having or claiming to have any interest under the Plan and the Company’s determinations shall be conclusive and binding on all such parties. The Company shall be deemed to be the Plan Administrator with the responsibility for complying with any reporting and disclosure requirements of ERISA. The rights of the Company hereunder shall be exercised by the Committee. To the extent that the Committee is unable or unwilling to exercise any right hereunder or make any determination hereunder, however, the Board of Directors shall exercise such right or make such determination.

11. Claims Procedure.

(a)	Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

Exhibit D – Page 10

(b)	The Committee shall consider a Claimant’s claim within 90 days, and shall notify the Claimant in writing:

(i)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(ii)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(A)	the specific reason(s) for the denial of the claim, or any part of it;

(B)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(C)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(D)	an explanation of the claim review procedure set forth in this Section 11.

(c)	Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(i)	may review pertinent documents;

(ii)	may submit written comments or other documents; and/or

(iii)	may request a hearing, which the Committee, in its sole discretion, may grant.

(d)	The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(i)	specific reasons for the decision;

Exhibit D – Page 11

(ii)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(iii)	such other matters as the Committee deems relevant. 8

(e)	A Claimant’s compliance with the foregoing provisions of this Section 11 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

12. Non-Assignable. Amounts payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind, and any attempt to cause any such amount to be so subjected shall be null, void and of no effect and shall not be recognized by the Company.

13. Termination and Modification. The Company may, by action of the Committee, terminate or amend this Plan by written notice to each Participant participating therein. A termination of the Plan shall have no effect other than to eliminate the right of each Participant to have additional amounts credited to his or her Account pursuant to Section 3. Except for such “prospective” termination, the Plan may not be amended, modified, waived, discharged or terminated, except by mutual consent of the Company and the Participant or Participants affected thereby, which consent shall be evidenced by an instrument in writing, signed by the party against which enforcement of such amendment, modification, waiver, discharge or termination is sought.

14. Parties. The terms of this Plan shall be binding upon the Company, its successors or assigns and each Participant participating herein and his or her spouse, Beneficiaries, heirs, executors and administrators.

15. Liability of Company. Subject to its obligation to pay the amount credited to the Participant’s Account at the time distribution is called for by this Plan, neither the Company nor any person acting in behalf of the Company shall be liable to any Participant or any other person for any act performed or the failure to perform any act with respect to the Plan.

16. Notices. Notices, elections or designations by a Participant to the Company hereunder shall be addressed to the Company to the attention of the Treasurer of the Company. Notices by the Company to a Participant shall be addressed to the Participant at his or her most recent home address as reflected in the records of the Company.

17. Withholding. All payments under this Plan shall be net of tax withholding required by applicable Federal and state laws.

18. Unsecured General Creditors. No Participant or his or her legal representative or any Beneficiary designated by him or her shall have any right, other than the right of an unsecured general creditor, against the Company in respect of the Account of such Participant established hereunder.

Exhibit D – Page 12

19. Effective Date. This Plan shall be effective as of January 1, 1995, and shall continue in existence thereafter until terminated pursuant to Section 13. Notwithstanding the foregoing, this Plan shall be effective as of July 1, 1995 with respect to the Kendall employees, and this Plan shall be effective as of January 1, 1997 with respect to employees eligible to participate in the Tyco International (US) Inc. Retirement Savings and Investment Plan IV.

20. Governing Law. This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of New Hampshire.

IN WITNESS WHEREOF, this restated and amended Plan has been duly signed for and on behalf of the Company by a member of its Retirement Committee on the 30th day of December, 2000.

TYCO INTERNATIONAL (US) INC.

By:	/s/ ROBERT BENT
Robert Bent, Clerk
Retirement Committee

Exhibit D – Page 13

Appendix A

Measurement Funds at December 1, 2000

Bond Fund of America;

Fidelity Growth Company Fund;

Fidelity Puritan® Fund;

Franklin Small Cap Growth Fund I;

Interest Income Fund;

Neuberger & Berman Guardian Trust;

PIMCO Capital Appreciation Fund; and

U.S. Equity Index Commingled Pool;

Templeton Foreign Fund A.

Vanguard Windsor—II Fund

Janus Worldwide Fund

Measurement funds will be deleted or added from time to time to reflect any changes made in the investment funds for the Savings Plan; provided, however, that none of the Fidelity Freedom Funds, the Tyco Stock Fund or any other fund designated as a non-core fund under the Savings Plan will be a Measurement Fund.

Exhibit D – Page 14

DECEMBER 2003 AMENDMENT

TO

TYCO INTERNATIONAL (US) INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

A. The Tyco International (US) Inc. Supplemental Executive Retirement Plan, Amended and Restated as of October 1, 2000, is hereby further amended by replacing existing Appendix B with a new Appendix B as set forth in the attachment to this December 2003 Amendment.

B. The effective date of this amendment is January 1, 2003.

C. Except as amended herein, the Plan is hereby confirmed in all other respects.

IN WITNESS THEREFORE, this document has been signed on behalf of the Administrative Committee by its duly authorized representative this 24th day of December, 2003.

TYCO INTERNATIONAL (US) INC. ADMINISTRATIVE COMMITTEE

By:	/s/ Jane Greenman
Jane Greenman
Chairman, Administrative Committee

Exhibit D – Page 15

APPENDIX B

Special Credits under Section 3(i)

Participant	Amount	Date of Credit

Exhibit D – Page 16

Exhibit 10.4

SECOND AMENDMENT

TO

TYCO INTERNATIONAL (US) INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

A. The Tyco International (US) Inc. Supplemental Executive Retirement Plan, as amended and restated as of April 1, 1999, and as amended by the First Amendment thereto, is hereby further amended by deleting Sections 5(a) and (b) thereof and inserting therefor the following:

“5. Vesting.

(a) A Participant shall become fully vested in the full value of the amount credited to his or her Account upon attainment of age 55, death, Disability, completion of at least five Years of Service (three Years of Service for any Participant with an Hour of Service on or after January 1, 2002) or a Change in Control.

(b) A Participant whose employment with the Company or any Affiliated Entity terminates prior to attainment of age 55 (for any reason other than death or Disability) with fewer than the number of Years of Service required to be vested pursuant to (a) above will forfeit all amounts in his or her Account upon his or her termination of employment.”

B. The effective date of this amendment is January 1, 2002.

C. Except as amended herein, the Plan is hereby confirmed in all other respects.

IN WITNESS THEREFORE, this document has been signed on behalf of the Retirement Committee by its duly authorized representative this 14th day of February, 2002.

TYCO INTERNATIONAL (US) INC. RETIREMENT COMMITTEE

By:	/s/ ROBERT A. BENT
Robert A. Bent
Clerk, Retirement Committee

Exhibit D – Page 17

Exhibit 10.5

THIRD AMENDMENT

TO

TYCO INTERNATIONAL (US) INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

A.	The Tyco International (US) Inc. Supplemental Executive Retirement Plan, as amended and restated as of April 1, 1999, and as amended by the First and Second Amendments thereto, is hereby further amended as follows:

1.	Section 3 is amended by the addition of the following new Section 3(i).

“(i) With respect to each Participant who is listed on Appendix B to the Plan, the Company shall credit the amount set forth next to such Participant’s name on the effective date indicated on said Appendix B.”

2.	A new Appendix B as set forth in the attachment to this Third Amendment, is hereby added to and made a part of the Plan.

B.	The effective date of this amendment is May 1 2002.

C.	Except as amended herein, the Plan is hereby confirmed in all other respects.

IN WITNESS THEREFORE, this document has been signed on behalf of the Retirement Committee by its duly authorized representative this 30th day of July, 2002.

TYCO INTERNATIONAL (US) INC. RETIREMENT COMMITTEE

By:	/s/ ROBERT A. BENT
Robert A. Bent
Clerk, Retirement Committee

Exhibit D – Page 18

APPENDIX B

Special Credits under Section 3(i)

Participant	Amount	Date of Credit

Exhibit D – Page 19